Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT

by and between

10 SALEM MEDIA LLC

(“Buyer”)
and
THE E.W. SCRIPPS COMPANY, and its wholly-owned subsidiary,
SCRIPPS MEDIA, INC. (“Scripps Media”),
and its wholly-owned subsidiaries
90028 MEDIA, LLC, THE MIDROLL LLC, SUBSCRIPTION
ON DEMAND AUDIO, LLC, AND EARWOLF MEDIA LLC

(collectively, “Seller”)
Dated July 10, 2020

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated July 10, 2020, is made by and between 10 Salem Media LLC, a Delaware limited liability company (“Buyer”), and The E. W. Scripps Company, an Ohio corporation (“Scripps”), and its wholly-owned subsidiary, Scripps Media, Inc., a Delaware corporation (“Scripps Media”), and its wholly-owned subsidiaries 90028 Media, LLC, The Midroll LLC, Subscription on Demand Audio, LLC, and Earwolf Media LLC, all of which are California limited liability companies (such subsidiaries collectively with Scripps Media and Scripps, “Seller”).

WITNESSETH:

WHEREAS, Seller owns and operates the Business (as defined below) conducted principally under the brand names Stitcher, Midroll and Earwolf.

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I – DEFINITIONS

1.1Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

“2020 Earnout Period” means the period commencing on January 1, 2020 and ending on December 31, 2020.
“2020 Earnout Payment” means, if the Adjusted O&O / Midroll Gross Profit for the 2020 Earnout Period:
(a)is less than $11,425,000, an amount equal to $0; or
(b)is equal to or greater than $11,425,000, but less than $14,275,000, an amount equal to (A) $6,000,000, plus (B) an amount equal to the product of $8.4211 multiplied by the aggregate amount by which the Adjusted O&O / Midroll Gross Profit for the 2020 Earnout Period exceeds$11,425,000; or
(c)is equal to or greater than $14,275,000, an amount equal to $30,000,000. “2021 Earnout Period” means the period commencing on January 1, 2021 and ending on
December 31, 2021.
“2021 Earnout Payment” means, if the Adjusted O&O / Midroll Gross Profit for the 2021 Earnout Period:
(a)is less than $27,675,000, an amount equal to $0; or
(b)is equal to or greater than $27,675,000, but less than $34,575,000, an amount equal to (A) $6,000,000, plus (B) an amount equal to the product of $3.4783 multiplied by the aggregate amount by which the Adjusted O&O / Midroll Gross Profit for the 2021 Earnout Period exceeds $27,675,000; or
(c)is equal to or greater than $34,575,000, an amount equal to $30,000,000.
“Accounting Firm” shall have the meaning set forth in Section 2.11(b).
“Accounts Receivable” shall mean the trade accounts receivable and other rights to payment of the Business, and any security, claim, remedy or other right related to the foregoing.
“Acquired Assets” shall mean the mixed, tangible and intangible assets used or held for use or otherwise commercialized or exploited by Seller or any of its Affiliates in connection with the Business or the operation thereof that are set forth on the Schedule of Acquired Assets attached hereto as Schedule 1.1(a) or that are acquired during the Pre-Closing Period (subject to Buyer’s consent if required pursuant to Section 6.1(b)).
“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Entity.
“Adjusted O&O / Midroll COGS” means the sum of (a) the aggregate amount accrued for such Earnout Period with respect to the revenue share of the Business’ “Owned and Operated” and “Midroll” segments to content providers (other than any Sirius XM Content), after giving effect to any applicable minimum guarantees and prepaid advances, together with all actual production costs of the “Owned and Operated” and “Midroll” segments during such period (other than any such costs that relate to Sirius XM Content) consistent with past practice, and (b) the aggregate amount of the base salaries with respect to O&O and Midroll production headcount during such period (other than any portion thereof allocated to Sirius XM Content during such period); provided that in no event shall any amount be counted in both clause (a) and clause (b) of this definition in any Earnout Period.
“Adjusted O&O / Midroll Gross Profit” means, with respect to any Earnout Period, an amount, rounded to the nearest $25,000, equal to (i) an aggregate amount equal to the (A) O&O / Midroll Gross Revenue for such period, plus (B) solely in the event that the Sirius XM Content Revenue for such Earnout Period exceeds the Sirius XM Content COGS for such Earnout Period, fifty percent (50%) of the Sirius XM Content Revenue for such period, minus (ii) an aggregate amount equal to (A) the Adjusted O&O / Midroll COGS for such period, plus (B) solely in the event that the Sirius XM Content Revenue for such Earnout Period exceeds the Sirius XM Content COGS for such Earnout Period, fifty percent (50%) of the Sirius XM Content COGS for such period.
“Adjusted Working Capital” shall have the meaning set forth in Section 2.11(b).
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of securities, by partnership, as trustee or executor, by Contract or otherwise.
“Agreed List of Employees” shall mean the list of employees attached hereto as Schedule 1.1(b); provided, however, that such list shall be updated by Seller and delivered to Buyer no later than one (1) week prior to the Closing Date to (i) omit any Person whose employment with Seller or its Affiliates terminates prior to the Closing Date, (ii) solely with the prior written consent of Buyer, add any Person employed exclusively with the Business and whose employment with Seller or its Affiliates commences after the date hereof but prior to the Closing Date and (iii) reflect such other changes as agreed between Seller and Buyer.

“Agreement” shall have the meaning set forth in the preamble.
“Allocation” shall have the meaning set forth in Section 2.10.
“Asset Transfer and Assumption Agreements” shall have the meaning set forth in Section 2.2(b).
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(b).
“Assumed Agreements” shall mean the Contracts to which any Seller Entity or Affiliate is a party and that are primarily related to the Business, including those that are listed on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c) (including all right, title and interest therein and claims of Seller thereunder) or that are entered into during the Pre-Closing Period (subject to Buyer’s consent if required pursuant to Section 6.1(b)), other than any Excluded Agreements.
“Assumed Liabilities” shall mean the following obligations and liabilities, in each case whether accrued, absolute, contingent or otherwise, other than any Excluded Liabilities:
(a)all liabilities of Seller listed on the Schedule of Assumed Liabilities attached hereto as Schedule 1.1(d);
(b)all liabilities and obligations of Seller under the Assumed Agreements arising after the Closing Date, specifically not including liabilities for breaches, defaults or failures to perform by Seller or any Affiliate thereof of any Assumed Agreements occurring prior to or on the Closing Date;
(c)all ordinary course accounts payable of the Business to third parties relating to goods or services to be provided by Buyer in connection with the Business after Closing that are outstanding and non-delinquent as of the Closing Date;
(d)all liabilities and obligations for Taxes relating to the ownership or operation of the Business or the Purchased Assets on or after the Closing Date and not attributable to a Pre-Closing Tax Period pursuant to Section 7.5(d), and any Transfer Taxes that are the responsibility of Buyer as provided in Section 2.6(a);
(e)all liabilities arising in respect of the sale or provision of any goods or services of the Business on or after the Closing Date;
(f)all liabilities arising in connection with the ownership of the Acquired Assets and/or the conduct of the Business after the Closing (other than with respect to Taxes, which are governed by clause (d) of this definition of “Assumed Liabilities”); and
(g)all liabilities resulting from any claim of Intellectual Property infringement after the Closing, unless such liabilities result from any breach of Seller’s representations and warranties set forth in this Agreement.
“Balance Sheet” shall have the meaning set forth in Section 3.19.
“Basket Amount” shall have the meaning set forth in Section 8.5(a).
“Bill(s) of Sale” shall have the meaning set forth in Section 2.2(b).
“Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating and other records of Seller or its Affiliates to the extent exclusively related to or maintained by the Business or related to the Purchased Assets, whether or not in electronic form, other than books and records that under applicable Law are required to be retained by the company in possession of such books and records.

“Business” shall mean the business and operations of Seller consisting of owned and operated podcast networks, podcast advertising sales network and associated capabilities and infrastructure, a direct-to-consumer podcast platform with subscription service and app, podcast production facilities and capabilities, and any other related business currently conducted principally under the Stitcher, Midroll or Earwolf brand.
“Business Day” shall mean any day on which banks are not required or authorized by Law to close in New York, not including Saturdays and Sundays.
“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Certificate” shall have the meaning set forth in Section 2.4
“Closing Date” shall have the meaning set forth in Section 2.1.
“Closing Statement” shall have the meaning set forth in Section 2.11(a).
“COBRA” shall mean the Consolidated Budget Omnibus Reconciliation Act of 1986, as amended, and any similar state Law.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Competition Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton
Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, the Robinson-Patman Act of 1936, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Consent” shall have the meaning set forth in Section 2.7(a).
“Consultant” shall have the meaning set forth in Section 3.15(b).
“Contracts” shall mean any contracts, agreements, purchase orders, licenses, notes, bonds, mortgages, indentures, commitments, deeds, leases or other instruments or obligations.
“Delayed Asset” shall have the meaning set forth in Section 2.7(a).
“Disclosure Schedules” shall mean Seller’s disclosure schedules attached hereto or delivered to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” shall have the meaning set forth in Section 2.11(b).
“DOJ” shall mean the U.S. Department of Justice.
“Earnout Payment” means, (i) with respect to the 2020 Earnout Period, the applicable 2020 Earnout Payment, and (ii) with respect to the 2021 Earnout Period, the applicable 2021 Earnout Payment, in each case as finally determined pursuant to Section 2.12.
“Earnout Period” means each of the 2020 Earnout Period and the 2021 Earnout Period.
“Equity Interests” shall mean (i) with respect to a corporation, any and all shares of capital stock and any commitments with respect thereto, and (ii) with respect to a partnership, limited liability company, disregarded entity, trust or similar Person, any and all units, interests (capital, profits or otherwise), or other partnership/limited liability company interests and any commitments with respect thereto and (iii) with respect to any Person (including a corporation, partnership, etc.) any other direct or indirect or contingent ownership or economic participation right of any kind.
“ERISA” shall have the meaning set forth in Section 3.16(a).
“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414 of the Code or a member of the same group as Seller pursuant to Section 4001(a)(14) or 4001(b)(l) of ERISA.
“Estimated Working Capital” shall mean the Seller’s good faith estimate of the Working Capital of the Business as of 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date, as set forth on the statement delivered to Buyer pursuant to Section 2.4.
“Excluded Agreements” shall mean the Contracts to which any Seller Entity or Affiliate is a party that are listed on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(k) (including all right, title and interest therein and claims of Seller thereunder), together with all Real Property Leases in respect of which any required Consent has not been obtained prior to the Closing Date.
“Excluded Assets” shall mean all assets of Seller and its Affiliates other than the Purchased Assets, including the assets listed on the Schedule of Excluded Assets attached hereto as Schedule 1.1(f); all cash and cash equivalents of Seller or its Affiliates; all Tax assets (including, but not limited to, net operating losses, Tax credits, Tax refunds, and the right to receive any of the foregoing) of Seller or its Affiliates with respect to any Pre-Closing Tax Period; all assets relating to any Seller Benefit Plan or collective bargaining, labor or employment agreement or other similar arrangement; and all Excluded Software.
“Excluded Liabilities” shall mean every liability and obligation of Seller or any of its Affiliates, whether accrued, absolute, contingent or otherwise, other than Assumed Liabilities, including:
(a)all liabilities and obligations of the Business and the Purchased Assets arising out of events or conditions occurring, or the conduct or operation of the Business, prior to the Closing Date (regardless of whether the claims are made before, on or after the Closing Date) that are not Assumed Liabilities;
(b)all liabilities under the Assumed Agreements that are not Assumed Liabilities;
(c)all liabilities resulting from any claim of Intellectual Property infringement with respect to the Business occurring prior to the Closing Date (regardless of whether the claims are made on, before or after the Closing Date);
(d)all liabilities and obligations for Taxes relating to or arising from the ownership or operation of the Business or the Purchased Assets attributable to any Pre-Closing Tax Period and any obligations or liabilities for Taxes of Seller or any of its Affiliates (including, for the avoidance of doubt, any Transfer Taxes that are the responsibility of Seller as provided in Section 2.6(a) and any other Taxes of Seller or any of its Affiliates resulting from the transactions contemplated by this Agreement);
(e)any liabilities or obligations of Seller or any of its Affiliates incurred or arising from or out of the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
(f)all liabilities arising out of or relating to (i) any Transferred Employee’s employment with (or the termination of such employment by) Seller or its Affiliates prior to the Employment Commencement Date, (ii) any other current or former employee’s or independent contractor’s employment or service with (or the termination of such employment or service by) Seller or its Affiliates, (iii) any Seller Benefit Plan, (iv) any retention bonus or other bonus payable to any Transferred Employee as a result of or in connection with the consummation of the transactions contemplated by this Agreement or (v) any bonus payable to any Transferred Employee that accrued, or otherwise relates to any period, prior to the Employment Commencement Date, including under The
E.W. Scripps Company Incentive Plan;
(g)any liabilities relating to or arising out of the Excluded Assets or Excluded Agreements; and
(h)all liabilities of Seller and its Affiliates listed on the Schedule of Excluded Liabilities attached hereto as Schedule 1.1(m).
“Excluded Software” shall mean the software listed on Schedule 1.1(g) attached hereto.
“Financial Information” shall mean the unaudited financial information relating to the Business and attached hereto as Schedule 1.1(h).
“FTC” shall mean the U.S. Federal Trade Commission.
“GAAP” shall mean United States generally accepted accounting principles for financial reporting in effect throughout the periods involved.
“Governmental Entity” shall mean any federal, state, local, or foreign governmental or regulatory agency, commission, court, body, entity or authority.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inbound License Agreements” shall have the meaning set forth in Section 3.9(j).
“Indemnified Party” shall have the meaning set forth in Section 8.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).
“Item of Dispute” shall have the meaning set forth in Section 2.11(b).
“Intellectual Property” shall mean all intellectual property or proprietary rights of any kind, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights in (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) Patents, (c) Trademarks, (d) works of authorship, databases, or any other materials that are protectable via copyright, droit de auteur, sui generis or similar legal construct, (e) Trade Secrets, (f) registrations of Internet domain names, (g) Software and other technology, (h) Intellectual Property Registrations, (i) all rights to sue or recover and retain damages, costs, attorneys’ fees and any other remedies available for present and past infringement or misappropriation of any of the foregoing and (j) all goodwill associated with any of the foregoing.
“Intellectual Property Assignments” shall have the meaning set forth in Section 2.2(b).
“Intellectual Property Registrations” shall mean all issuances and registrations of Intellectual
Property or applications therefor, including Patents, Trademark registrations and applications therefor, copyright registrations and applications therefor, and registrations of Internet domain names.
“Interim Financial Information Date” shall have the meaning set forth in Section 3.5.
“Key Executive” means each of Erik Diehn, Chris Bannon and Peter deVroede.
“Key Executive’s Employment Agreement” means, as applicable, each of the following, as amended:

(a)Employment Agreement, dated July 22, 2015, by and between Scripps Media, Inc. and Erik Diehn as Vice President of Business Development, Midroll Media.
(b)Employment Agreement, dated July 22, 2015, by and between Scripps Media, Inc. and Chris Bannon as Chief Content Officer, Midroll Media.
(c)Employment Agreement, dated June 1, 2016, by and between Scripps Media, Inc. and Peter deVroede as Vice President of Engineering, Stitcher.com.
“Key Executive’s Release” means a written release reasonably satisfactory to Seller releasing Seller from all liability for payment to the applicable Key Executive of such Key Executive’s Severance Amount.
“Key Executive’s Severance Amount” means all amounts payable under the applicable Key Executive’s Employment Agreement as a result of Buyer not assuming such Key Executive’s Employment Agreement in connection with the consummation of the transactions contemplated by this Agreement.
“Knowledge” shall mean, with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(i), after reasonable inquiry.
“Law” shall mean any applicable law (including common law), statute, rule, regulation, treaty, judgment, code, ordinance, order or decree administered or issued by any Governmental Entity.
“Lease Breakage Costs” shall mean, in the event that any Consent is not obtained prior to the Closing Date pursuant to any Real Property Lease, the aggregate amount of (i) all reasonable and documented relocation costs and expenses incurred as a result thereof and (ii) the aggregate amount by which all base, fixed, recurring or similar rent and other payment obligations under any replacement lease (which replacement lease shall be for similarly situated and sized space of the same class and located in the same locality or business district as the premises described in the applicable Real Property Lease being replaced) over the remaining term of the Real Property Lease (without giving effect to any renewals) exceed the amount that would have become payable over such remaining term pursuant to the applicable Real Property Lease; provided, that (x) in no event shall Buyer be responsible for any termination payment, acceleration payment or similar payment that may become due under any Real Property Lease as a result of any termination of such lease, refusal of the landlord to provide Consent or otherwise and (y) Seller shall use commercially reasonable efforts to facilitate Buyer’s efforts to vacate such Leased Real Property and relocate the Business to a replacement property.
“Leased Assets” shall mean the assets used or otherwise commercialized or exploited by Seller or any Affiliate thereof in connection with the Business or the operation thereof that are leased to Seller or any Affiliate thereof under a written lease, other than any lease that is an Excluded Asset.
“Leased Real Property” shall mean the real property leased by Seller or its Affiliates and used in connection with the Business, as tenant, together with, to the extent leased or owned by Seller or its Affiliates, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Licensed IP” shall mean any Intellectual Property that is owned by a third party and used by Seller or any Affiliate thereof in connection with the Business or the operation thereof, other than rights in Excluded Software.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, easement, right of first refusal, or restriction, covenant or license, other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
“Losses” shall have the meaning set forth in Section 8.2.
“Material Adverse Effect” shall mean any effect, change, fact, event, condition, occurrence, development or circumstance that, individually or in the aggregate, (i) is, or would reasonably be expected to, prevent, impede or materially delay Seller’s ability to consummate the transactions contemplated hereby, or (ii) is or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Business or the value of the Purchased Assets, provided, however, that none of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect” under clause (ii) of the foregoing: (a) any effect, change, fact, event, condition, occurrence, development or circumstance affecting the podcast and/or podcast advertising industries generally, (b) natural disasters, earthquakes, floods, hurricanes, epidemics, pandemics, disease outbreaks (including the COVID-19 pandemic) or other acts of nature, (c) global, national or regional political conditions, including the engagement in, or escalation or worsening of hostilities in any country, political instability, acts of terrorism or war, or any cyberattack, (d) any effect, change, fact, event, condition, occurrence, development or circumstance affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates), or generally affecting the economy anywhere else in the world, (e) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (f) any action permitted or required to be taken by Seller under the terms of this Agreement or any other Transaction Document, (g) any effect, change, fact, event, condition, occurrence, development or circumstance that results from any action taken at the express prior request of Buyer or with Buyer’s prior written consent, (h) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated herein, including the effects of the transactions contemplated hereby on Seller’s relationships with customers, suppliers, talent, contract parties, advertisers, and other business relations, (i) any change in Law or GAAP or authoritative interpretation thereof after the date hereof or (j) any breach by Buyer of its obligations under this Agreement or any other Transaction Document; provided further, however, that any effect, change, fact, event, condition, occurrence, development or circumstance referred to in clauses (a) through (d) and clause (i) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that it has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
“Material Contracts” shall have the meaning set forth in Section 3.8.
“NDA” shall have the meaning set forth in Section 6.4.
“O&O / Midroll Gross Revenue” means, with respect to an Earnout Period, the gross revenue of the Business’ “Owned and Operated” and “Midroll” segments during such period (other than any Sirius XM Content Revenue), calculated in accordance with GAAP.
“Open Source Software” means, any Software that is licensed, distributed or conveyed as “open source software”, “free software”, or “copyleft”, or under a similar licensing or distribution model, or under a contract that (i) has been approved as an open source license by the Open Source Initiative

(including Software licensed under any license listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or that contains or is derived from any such Software, or (ii) provides as a condition or covenant of use, modification or distribution of the licensed Software, that such Software, or other Software derived from, or linked to, such Software or into or with which such Software is incorporated, combined or distributed (A) be redistributable at no charge, (B) be licensable and/or redistributed to third parties for the purpose of making derivative works or under all or some of the terms of such contract, or (C) be distributed or otherwise disclosed or made available in source code form.
“Orders” shall mean any orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
“Outbound License Agreements” shall have the meaning set forth in Section 3.9(j).
“Overhead and Shared Services” shall mean the following corporate shared services that are provided to both the Business and other businesses of Seller: finance and accounting support, travel and entertainment services, temporary labor services, office services (including copiers and faxes), personal telecommunications services, employees’ and contractors’ personal computer/telecommunications maintenance and support services, energy/utilities services, information technology services (including data security and data privacy services), procurement and supply chain services and arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, employees’ and contractors’ telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services.
“Patents” shall mean, in any and all countries, patents and patent applications, and industrial design registrations, together with all continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, extensions, and reexaminations.
“Permitted Liens” shall mean (a) statutory Liens for Taxes that are not yet due or delinquent or that are being diligently contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Seller or any Affiliate thereof or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (d) all covenants, restrictions, easements, charges, rights-of-way and similar matters set forth in any state, local or municipal franchise of Seller, or other minor imperfection of title or similar Liens, that do not interfere with the continued use of the real property for the purposes for which the property is currently being used and do not materially affect the validity or marketability of title of such property.
“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, Governmental Entity or any other entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended).
“Personal Element” shall have the meaning set forth in Section 3.9(m).
“Personal Information” shall have the meaning set forth in Section 3.9(m).

“Podcast” means a digital audio file widely distributed (on multiple platforms and services) for downloading or streaming to a computer, mobile or other device.
“Podfront” means Podfront, LLC, a Delaware limited liability company.
“Post-Closing Tax Period” shall mean any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on and including the Closing Date.
“Pre-Closing Period” shall have the meaning set forth in Section 6.1(a).
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.
“Privacy Laws” shall have the meaning set forth in Section 3.9(m).
“Privacy Policy” shall have the meaning set forth in Section 3.9(m).
“Purchase Price” shall mean (a) $265,000,000 minus (b) the excess, if any, of the Target Working Capital over the Estimated Working Capital, plus (c) the excess, if any, of the Estimated Working Capital over the Target Working Capital.
“Purchased Assets” shall mean, collectively, the Acquired Assets and the Assumed Agreements, including all rights of Seller under the Acquired Assets and Assumed Agreements. For the avoidance of doubt, the Purchased Assets exclude the Excluded Assets and Excluded Agreements.
“Registered Copyrights” shall have the meaning set forth in Section 3.9(c).
“Registered Trademarks” shall have the meaning set forth in Section 3.9(a).
“Representative” shall mean, with respect to any Person, any director, member, limited or general partner, officer, employee, agent, consultant, advisor, counsel, accountant or other representative of such Person.
“Scripps Media” shall have the meaning set forth in the preamble.
“Seller” shall have the meaning set forth in the preamble.
“Seller Benefit Plan(s)” shall have the meaning set forth in Section 3.16(a).
“Seller Entity” shall mean each of The E. W. Scripps Company, Scripps Media, 90028 Media, LLC, The Midroll LLC, Subscription on Demand Audio, LLC, and Earwolf Media LLC.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.
“Seller Permits” shall have the meaning set forth in Section 3.6.
“Sirius XM Content” means any content or programming created or licensed by a provider that, as of the Closing Date, (i) has entered into an agreement with Sirius XM Radio Inc., Sirius XM Canada Inc., Pandora Media LLC or any of their Affiliates (the “Sirius XM Parties”) granting any of the Sirius XM Parties, among other things, the exclusive right to sell advertising in connection with a Podcast or an episode of Podcasts; or (ii) licenses or produces content or programming that is offered by Sirius XM Radio Inc. on any of the channels listed on Schedule 1.1(l).
“Sirius XM Content COGS” means the sum of (a) the aggregate amount accrued for such Earnout Period with respect to the revenue share of the Business’ “Owned and Operated” and “Midroll” segments to content providers with respect to any Podcasts created solely from any Sirius XM Content, whether distributed or sold through the Stitcher or Midroll podcast networks or otherwise, after giving effect to any applicable minimum guarantees and prepaid advances relating to the Podcast content, together with all actual production costs of the “Owned and Operated” and “Midroll” segments during such period in respect of any such Podcasts consistent with past practice, and (b) the aggregate amount of those portions of the base salaries of O&O and Midroll production headcount allocated to Podcasts created solely from Sirius XM Content with respect to such period; provided that in no event shall any amount be counted in both clause (a) and clause (b) of this definition in any Earnout Period.
“Sirius XM Content Revenue” means, with respect to an Earnout Period, the gross revenue of the Business’ “Owned and Operated” and “Midroll” segments during such period with respect to any Podcasts created solely from any Sirius XM Content, whether distributed or sold through the Stitcher or Midroll podcast networks or otherwise.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.
“Straddle Period” shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have more than fifty percent (50%) of the voting interests in such partnership).
“Target Working Capital” shall mean $31,000,000.
“Tax” and “Taxes” shall mean any and all federal, state, local or foreign or provincial taxes, including the taxes of any Person for which the Business or Purchased Assets may be liable under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any commercial or employment contract not primarily related to taxes), imposts, levies or other similar assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, minimum, alternative minimum, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, workers’ compensation, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other similar fees, assessments and charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Dispute” shall have the meaning set forth in Section 8.4(c).
“Tax Returns” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” shall mean the United States Internal Revenue Service or any other Governmental Entity primarily responsible for Taxes or Tax matters
“Termination Date” shall have the meaning set forth in Section 6.1(a).
“Trade Secrets” shall mean all trade secrets, or other confidential or business information.
“Trademarks” shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, service names and corporate and business names, together with all of the goodwill of the Business symbolized thereby and associated therewith.
“Transaction Documents” shall mean this Agreement, the Asset Transfer and Assumption Agreements, the NDA, the Transition Services Agreement, and all other agreements, certificates, instruments, documents and writings delivered in connection with the transactions contemplated in this Agreement or any other Transaction Document.
“Transfer Period” shall have the meaning set forth in Section 2.7(a).
“Transfer Taxes” shall mean any transfer, documentary, sales, use, real property gains, stamp, registration, value added and other such similar Taxes and fees.
“Transferred Employees” shall have the meaning set forth in Section 7.1(a).
“Transition Services Agreement” shall mean the Transition Services Agreement by and between Seller and Buyer and dated as of the Closing Date, in form and substance substantially identical to Exhibit B.
“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the
Code.
“Triton Amendment” shall mean the Master Services Agreement, to be entered into by and between Scripps Media and Ando Media, LLC, doing business as Triton Digital, together with the Triton Digital Service Order (MSA-3319-SO-001) with respect thereto, each substantially in the form attached hereto as Exhibit C.
“User Data” shall have the meaning set forth in Section 3.9(m).
“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state laws related to plant closings, relocations, mass layoffs and employment losses.
“Websites shall mean the websites listed in Schedule 1.1(a).
“Working Capital” shall mean the current assets of the Business identified by the line items on the illustrative calculation of Working Capital attached as Appendix I hereto, less the current liabilities of the Business identified by the line items on the illustrative calculation of Working Capital attached as Appendix I hereto, less the liabilities identified as NWC adjustments on the illustrative calculation of Working Capital attached as Appendix I hereto, in each case, calculated in accordance with GAAP; provided that the determination of Working Capital shall not include any Lease Breakage Costs. An illustrative calculation of Working Capital as of May 31, 2020, is set forth on Appendix I attached hereto.

1.2Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or where the context otherwise requires:

(i)reference to a gender includes the other gender;

(ii)reference to any agreement, document or Contract means such agreement, document or Contract as amended or modified and in effect from time to time;
(iii)reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(iv)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(v)when a reference is made in this Agreement to an Article, Section, Exhibit or Appendix, such reference is to an Article or Section of, or an Exhibit or Appendix to, this Agreement;
(vi)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(vii)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(viii)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ix)all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(x)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(xi)references to a Person are also to its successors and permitted assigns; and
(xii)references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b)    Notwithstanding anything to the contrary contained in the Seller’s Disclosure Schedules or in this Agreement, the information and disclosures contained in any Section of the Seller’s Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other Section of the Seller’s Disclosure Schedules as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on its face. In no event shall the listing of items or matters in the Seller’s Disclosure Schedules be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Seller’s Disclosure Schedules shall be construed as an admission or indication that such item or matter is material. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II- CLOSING

2.1Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Seller, 312 Walnut Street, 28th Floor, Cincinnati, Ohio 45202, at 10:00 a.m. Eastern Time, via exchange of electronic copies of documents, on the date that is two (2) Business Days following the date on which all conditions to Closing set forth in Article V (other than conditions that by their nature or terms are to be satisfied at the

Closing, but subject to the satisfaction of such terms at the Closing) have been satisfied or waived, or at such other place or on such other date as the parties may mutually determine (the date on which the Closing actually occurs is referred to herein as the “Closing Date”). All activities of the Business on the Closing Date shall be for the account of the Buyer.

2.2Assets to Be Sold.

(a)At the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer all of the Purchased Assets, and all right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)Such transfers will be effected pursuant to (i) one or more bills of sale in form and substance mutually acceptable to Buyer and Seller, transferring to Buyer good and valid title to all the Acquired Assets other than Intellectual Property (the “Bill(s) of Sale”), (ii) one or more assignments of Intellectual Property in form and substance mutually acceptable to Buyer and Seller, assigning to Buyer all right, title and interest in and to the Intellectual Property included in the Acquired Assets (including Trademarks, Patents and Registered Copyrights and domain names registrations) (the “Intellectual Property Assignments”), (iii) one or more assignment and assumption agreements in form and substance mutually acceptable to Buyer and Seller, assigning to Buyer all right, title and interest in and to the Purchased Assets, including the Assumed Agreements (the “Assignment and Assumption Agreement(s)”) and (iv) one or more duly executed stock powers or equivalent instruments of transfer, in form and substance mutually acceptable to Buyer and Seller, effecting the transfer to Buyer of any Equity Interests included in the Purchased Assets (a “Transfer Power”, and, together with the Bill(s) of Sale, the Intellectual Property Assignments and Assignment and Assumption Agreement(s), the “Asset Transfer and Assumption Agreements”).

2.3Assumption of Liabilities. At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities, and thereafter shall promptly reimburse Seller for the performance by Seller (or its Affiliates) of any obligation included among the Assumed Liabilities the performance of which by Buyer is not accepted by the obligee in the exercise of such obligee’s lawful rights, with such assumption to be effected in this Agreement and in the Asset Transfer and Assumption Agreements. Buyer is not assuming any debt, liability or obligation of Seller or any Affiliate of Seller, other than the Assumed Liabilities, and Seller and its Affiliates shall retain all other liabilities and obligations of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, or whether known or unknown, including, without limitation, the Excluded Liabilities.

2.4Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a statement of the Estimated Working Capital, together with the estimated balance sheet of the Business from which such determinations were derived (such statement, together with such accompanying balance sheet, the “Closing Certificate”). Subject to the terms and conditions of this Agreement, in full consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyer agrees to acquire the Purchased Assets from Seller for the Purchase Price, subject to adjustment pursuant to Section 2.11, the aggregate amount of the Earnout Payments, if any, that become due and payable pursuant to Section 2.12, and the assumption of the Assumed Liabilities, and at the Closing, Buyer shall pay in cash in immediately available funds an amount equal to the Purchase Price in the manner set forth in Section 2.9.

2.5Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Seller shall not and does not agree to sell, assign or deliver to Buyer, and Buyer shall not purchase, acquire or obtain under this Agreement or as a result of the transactions contemplated hereby, any of the Excluded Assets.

2.6Transfer Taxes and Value Added Tax; Bulk Sales.

(a)Subject to any obligation imposed by Law or any Governmental Entity, Seller and Buyer agree to fully and reasonably cooperate to minimize the impact of all Transfer Taxes levied on the sale, assignment or transfer of the Purchased Assets to be sold and transferred as provided herein. All Transfer Taxes resulting from the transactions contemplated by this Agreement and the cost of filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be borne one half by Buyer and one half by Seller. Seller and Buyer will cooperate in timely filing all Tax Returns and other documentation related to such Transfer Taxes. Such Tax Returns shall be prepared and filed by the party responsible under applicable Law for preparing and filing such Tax Returns, and a copy of each such Tax Return shall be provided to the other party.

(b)The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Seller shall indemnify and hold harmless Buyer, its Affiliates and each of their respective successors and assigns from and against any and all Losses of any such Persons, directly or indirectly, as a result of, or based upon or arising from the failure to comply with any bulk transfer and bulk sales Laws of any applicable jurisdictions; provided, however, that nothing in this Agreement will prevent either party from asserting as a bar or defense in any action or proceeding brought under any bulk sales or bulk transfer Law that such Law does not apply to the transactions contemplated by this Agreement.

2.7Non-Assignability of Assets.

(a)To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset (a “Delayed Asset”) is prohibited by any Law or would require any governmental or third-party authorizations, approvals, consents or waivers (“Consent”) and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period (the “Transfer Period”) beginning on the Closing Date and ending twelve (12) months from such date, Seller and Buyer agree to use commercially reasonable efforts to cooperate to provide Buyer with, to the fullest extent permitted by applicable Law, the benefits and burdens intended to be assigned to Buyer in respect of each Delayed Asset after the Closing as if the appropriate Consent has been obtained (including Seller holding in trust and acting as Buyer’s agent with respect to such Delayed Asset and permitting Buyer to take actions, in the name of Seller, but at Buyer’s expense, required to enforce any rights necessary for Buyer to receive, and entering into any arrangements reasonably requested by Buyer designed to provide Buyer with, the full benefits of such Delayed Asset). Seller shall promptly pay over to Buyer (a) all money received in respect of any Delayed Asset minus (b) any Taxes actually paid or required to be paid by Seller or any of its Affiliates under applicable Law with respect to such money.

(b)During the Transfer Period, Seller shall continue to use its reasonable best efforts to obtain all Consents necessary to transfer the Delayed Assets to Buyer as promptly as practicable. At such time and on each occasion after the Closing Date that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to Buyer by Seller for no additional consideration.

(c)Notwithstanding anything to the contrary herein, in no event shall Seller be obligated or required to (i) take any action to renew or otherwise extend the term of any Delayed Asset unless Buyer shall have obtained a written release of Seller from all liabilities (other than any Excluded Liabilities and liabilities for which Seller is required to provide indemnification under Article VIII) relating to such Delayed Asset, in form and substance reasonably satisfactory to Seller; (ii) take any action or fail to take any action that is in violation of or conflict with any applicable Law, Seller Permit, or the terms of any Contract to which Seller is a Party; or (iii) pay any amounts to any party with respect to any Delayed Asset after the Closing unless and until it has been advanced such amounts by Buyer.

2.8Delivery by Seller. At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:
(a)the Closing Certificate;

(b)the officer’s certificate referred to in Sections 5.1(a) and 5.1(b) in form and substance reasonably satisfactory to Buyer; and

(c)duly executed counterparts of the Transaction Documents to which each Seller Entity is a party.

2.9Delivery by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a)the Purchase Price in cash by wire transfer of immediately available funds (to Seller’s account set forth on Exhibit A attached hereto);

(b)the officer’s certificate referred to in Sections 5.2(a) and 5.2(b) in form and substance reasonably satisfactory to Seller; and

(c)duly executed counterparts of the Transaction Documents to which Buyer is a party.

2.10Purchase Price Allocation. The Purchase Price and the Assumed Liabilities, to the extent they are considered “amounts realized” for federal income tax purposes, shall be allocated among the Purchased Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable), which allocation Buyer shall prepare and deliver to Seller as soon as reasonably practicable after the Closing Date, and which allocation Seller shall be permitted to review and provide comments on for a period of 30 days following the date of its receipt. Buyer shall make such revisions to the allocation requested by Seller as are reasonably acceptable to Buyer (as finally determined pursuant to this Section 2.10, the “Allocation”). Buyer and Seller shall negotiate in good faith to resolve any disputes regarding the Allocation. In the event Buyer and Seller cannot reach an agreement with respect to the Allocation, the dispute shall be resolved by mediation, the costs of which will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The parties agree that:

(a)each party shall follow and utilize the Allocation for all Tax reporting purposes, including reporting the sale and purchase of the Purchased Assets on all applicable Tax Returns and Tax forms in a manner consistent with such Allocation, and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any administrative or judicial proceeding that is inconsistent with such Allocation without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as required by Law or (i) any final determination of liability in respect of a Tax that, under applicable Law (including under Section 1313 of the Code), is not subject to further appeal, review, or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of any Tax by Buyer, Seller, or any of their respective Affiliates, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a Governmental Entity; provided, that such responsible party determines that no action should be taken to recoup such payment and the other party agrees;

(b)the parties shall promptly advise and consult with each other, to the extent legally permissible, regarding or with respect to the existence of any Tax audit, examination, claim for refund, controversy, adjustment or litigation related to the Allocation; and

(c)if the Purchase Price is adjusted (including pursuant to Section 8.7), then the Allocation shall be amended as mutually agreed upon by Buyer and Seller to reflect such adjustment in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Section 2.10.

2.11Post-Closing Adjustment.

(a)Promptly, but in any event within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement, duly certified by Buyer as accurately setting forth Buyer’s good faith determination of (i) the Working Capital of the Business as of 11:59 PM Eastern Time on the date immediately prior to the Closing Date, together with the balance sheet of the Business from which such determinations were derived and (ii) the aggregate amount of all Lease Breakage Costs, including reasonable supporting documentation therefor (such statement, together with such accompanying balance sheet and other documentation, the “Closing Statement”).

(b)During the sixty (60) day period following its delivery of the Closing Statement, Buyer shall provide or cause to be provided to Seller reasonable access to all books and records and work papers (including those of Buyer’s accountants and auditors, subject to entry into customary confidentiality and access letters) relating to the Closing Statement and, to the extent in Buyer’s possession or control, any other items reasonably requested by Seller related thereto, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer. If Seller disagrees with Buyer’s determination of the Working Capital or any Lease Breakage Costs, as reflected on the Closing Statement, Seller may, within sixty (60) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Buyer setting forth Seller’s calculation of each disputed item (each an “Item of Dispute”). If Buyer does not receive a Dispute Notice within sixty (60) days after delivery by Buyer of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of Buyer and Seller. If Buyer receives a Dispute Notice from Seller within sixty (60) days after delivery by Buyer of the

Closing Statement, (i) those amounts set forth on the Closing Statement that are not Items of Dispute shall be conclusive and binding upon each of Buyer and Seller and (ii) Buyer and Seller shall, during the thirty (30) day period following delivery of the Dispute Notice, use good faith efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution and, as so modified, shall be conclusive and binding upon each of Buyer and Seller with respect to the resolved Item(s) of Dispute. If any Item of Dispute remains unresolved as of the 30th day after delivery by Seller of the Dispute Notice, Buyer and Seller shall jointly retain an independent accounting firm of recognized national standing to, acting as an expert and not as an arbiter, resolve such remaining disagreement; provided, that, in such case, if Buyer and Seller are unable to agree on the choice of such firm, then such firm will be a nationally recognized accounting firm selected by lot (after Seller and Buyer shall have each submitted two proposed firms and then excluded one firm designated by the other party) (the firm actually retained pursuant to this sentence, the “Accounting Firm”). Buyer and Seller shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within sixty (60) days after its retention, and Buyer and Seller shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by each party of all books and records and work papers (including those of its accountants and auditors, subject to entry into customary confidentiality and access letters) relating to the Items of Dispute and, to the extent in such party’s possession or control, all other related items reasonably requested by the Accounting Firm (in each case in such a manner so as to not waive or eliminate any privilege applicable to any such information). The Accounting Firm shall consider only those Items of Dispute that remain unresolved by Buyer and Seller. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller, on the Closing Statement or the Dispute Notice, as applicable. The Accounting Firm’s determination(s) shall be based upon the definition of Working Capital and Lease Breakage Costs included herein. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.11 and shall be conclusive and binding upon each of Buyer and Seller, absent fraud or manifest error, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall allocate its fees, costs and expenses between Buyer on the one hand, and Seller on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each such party bears to the aggregate amount awarded to each party. The Working Capital, less the aggregate amount of all Lease Breakage Costs, in each case, as finally determined pursuant to this Section 2.11, is referred to herein as the “Adjusted Working Capital.”

(c)Payments to Buyer. If the Estimated Working Capital is greater than the Adjusted Working Capital, Seller shall, within five (5) Business Days after determination of the Adjusted Working Capital, pay to Buyer, by wire transfer of immediately available funds to a bank account designated in writing by Buyer, an amount equal to the excess of the Estimated Working Capital over the Adjusted Working Capital.

(d)Payments to Seller. If the Adjusted Working Capital is greater than the Estimated Working Capital, Buyer shall, within five (5) Business Days after determination of the Adjusted Working Capital, pay to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller, an amount equal to the excess of the Adjusted Working Capital over the Estimated Working Capital.

(e)Adjustments for Tax Purposes. Any payment made pursuant to this Section 2.11 shall be treated by the parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law.

2.12Earnout.

(a)Payment of Earnout Payments. Subject to the terms and conditions of this Section 2.12, Seller may be entitled to receive, as additional consideration for the Purchased Assets and assumption of the Assumed Liabilities, an amount in cash equal to the amount, if any, of the Earnout Payments that become payable in respect of the 2020 Earnout Period or 2021 Earnout Period pursuant to this Section 2.12.

(b)Procedures for Determination of Earnout Payment.

(i)Within ninety (90) days following the last day of each of the 2020 Earnout Period and 2021 Earnout Period, Buyer shall prepare and deliver to Seller a written statement (an “Earnout Statement”) setting forth Buyer’s calculation of the Adjusted O&O / Midroll Gross Profit for such period, including the components thereof with reasonable supporting detail, and the amount, if any, of the Earnout Payment based thereon.

(ii)If Seller disagrees with Buyer’s determination of the Adjusted O&O / Midroll Gross Profit as set forth in the Earnout Statement, Seller may, within thirty (30) days after delivery of the Earnout Statement, deliver a written notice (an “Earnout Dispute Notice”) to Buyer setting forth each disputed item (an “Earnout Dispute Item”), including reasonable detail regarding the reason for such dispute, and Seller’s calculation thereof, together with any calculations and other supporting documents related thereto. If (A) Buyer does not receive an Earnout Dispute Notice within thirty (30) days after delivery by Buyer of the Earnout Statement or (B) Seller agrees in writing to the Earnout Payment as set forth in the Earnout Statement, the Earnout Statement, including the Adjusted O&O / Midroll Gross Profit and Earnout Payment set forth therein, shall be final, conclusive and binding upon each of Buyer and Seller.

(iii)If Buyer receives an Earnout Dispute Notice from Seller within thirty (30) days after delivery by Buyer of the Earnout Statement, (A) all items and amounts set forth in the Earnout Statement, or included in the calculations of the components thereof, that are not Earnout Dispute Items shall be conclusive, final and binding upon each of Buyer and Seller as set forth in the Earnout Statement and for all purposes of determining the Earnout Payment for such Earnout Period, and (B) Buyer and Seller shall, during the thirty (30) day period following Buyer’s receipt of the Earnout Dispute Notice (together with any additional period as mutually agreed to in writing between Buyer and Seller, each in their sole discretion, the “Earnout Resolution Period”), use good faith efforts to seek to resolve each Earnout Dispute Item. If any Earnout Dispute Item is resolved and agreed to in writing by Buyer and Seller, the Earnout Statement shall be modified to the extent necessary to reflect such resolution and, as so modified, shall be conclusive, final and binding upon each of Buyer and Seller with respect to each such resolved Earnout Dispute Item. To the extent Buyer and Seller resolve all Earnout Dispute Items, the Earnout Statement, as modified to reflect such resolution, shall be conclusive, final and binding upon each of Buyer and Seller with respect to the Earnout Payment for such Earnout Period.

(iv)If any Earnout Dispute Item remains unresolved as of the end of the Earnout Resolution Period, Buyer and Seller shall jointly retain an independent accounting firm of recognized national standing to, acting as an expert and not as an arbiter, resolve such remaining disputed items. Such accounting firm shall be selected and retained, and the unresolved disputed items shall be finally resolved in accordance with, the applicable provisions of Section 2.11(b), mutatis mutandis. The Accounting Firm’s determination of each unresolved Earnout Dispute Item shall be based on the definition of Adjusted O&O / Midroll Gross Profit and the components thereof included herein, each of which shall be calculated and determined in accordance with GAAP. The Accounting Firm’s determination of each Earnout Dispute Item submitted to it shall be in writing, shall conform to this Section 2.12, and shall be conclusive, final and binding upon each of Buyer and Seller, absent fraud or manifest error, and the Earnout Statement shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and Seller, on the other hand, based on the relative proportion of the amount of the Earnout Dispute Items submitted to the Accounting Firm not awarded to such party to the aggregate amount awarded to each party.

(c)Timing of Payments. Within ten (10) Business Days following the date on which the amount, if any, of the Earnout Payment for an Earnout Period shall have become final and binding upon Seller and Buyer as provided in Section 2.12(b), Buyer shall pay such amount to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller.

(d)Access to Books and Records. During the thirty (30) day period following Buyer’s delivery of the Earnout Statement, Buyer shall make available, or cause to be made available, to Seller, upon reasonable advance notice, reasonable access to the books, records and work papers of Buyer relating to the Earnout Statement; provided that such access shall be during normal business hours and in a manner that does not disrupt or interfere with the normal course business operations of Buyer; and provided further that any such access and the provision of any information shall be subject to
(i) the attorney work product doctrine or any similar protections, (ii) contractual confidentiality obligations and (iii) entry into customary confidentiality agreements and access letters.

(e)Conduct of the Company. During the Earnout Period, Buyer shall operate the Business in such manner as Buyer may, in its sole discretion, determine is appropriate, in the exercise of Buyer’s business judgment. Without limiting the generality of the foregoing, Buyer shall have the right to direct the operation of the Business with a view to maximizing the value of the Buyer’s and its Affiliates’ business as a whole, and Buyer shall have no obligation to operate the Business in order to achieve or maximize the amount of any Earnout Payment; provided, that Buyer shall not (i) take any action that is in bad faith and for the principal purpose of avoiding or reducing the amount of any Earnout Payment or (ii) defer or divert the payment of any revenue, including the timing of payment or recognition of any revenue, with the intent of reducing or limiting the amount of any Earnout Payment. Notwithstanding the foregoing, during the Earnout Period, Buyer (x) agrees at all times to conduct the Business under the “advertising model” in a manner that is in all material respects consistent with the manner in which the Business is currently conducted under such model (provided that the foregoing shall not limit or restrict any Affiliates of Buyer from entering into content licensing or talent arrangements in the ordinary course of such Affiliates’ business that are not intended to transition the Business as a whole to a subscription model), (y) shall not use or characterize products derived from the Business as “free goods” and shall consult with Seller with respect to

Buyer’s proposed practice for the allocation of revenue related to the Business’ products in connection with Buyer’s and its Affiliates’ bundling practices and (z) to support the Business by making marketing expenditures in a manner substantially consistent with past practice.

(f)Record Retention; Financial Statements. During the period from the Closing Date through the end of the Earnout Period, Buyer shall keep complete and accurate records pertaining to the transactions from which the components of Adjusted O&O / Midroll Gross Profit are derived. During the period from the Closing Date through the end of the Earnout Period, Buyer shall prepare (or cause to be prepared) and deliver to Seller, as soon as reasonably practicable following the end of each fiscal quarter during the Earnout Period but in no event greater than 30 days thereafter, for informational purposes, a reasonably detailed written statement setting forth (i) the O&O / Midroll Gross Revenue and Adjusted O&O / Midroll COGS for such fiscal quarter, and Buyer’s calculation of the Adjusted O&O / Midroll Gross Profit in respect of such fiscal quarter based thereon; (ii) an explanation of any acceleration of minimum guarantee expense during such quarter or any case where Seller has deviated from straight-line recognition of the minimum guarantee during such quarter; and (iii) Buyer’s prospective forecast, as of the end of such quarter, of the O&O / Midroll Gross Revenue, Adjusted O&O/ Midroll COGS and Adjusted O&O / Midroll Gross Profit for the remainder of the 2020 Earnout Period or 2021 Earnout Period, as the case may be, identifying any material changes in such Adjusted O&O / Midroll Gross Profit projections that occurred during such quarter (as compared to the projections made available to Buyer by Seller prior to the execution of this Agreement and that formed the basis for the Adjusted O&O / Midroll Gross Profit achievement targets set forth in the 2020 Earnout Payment or 2021 Earnout Payment definitions, as applicable).

(g)Acceleration of Earnout Payment. In the event that, following the Closing Date and prior to the end of the Earnout Period, Buyer or any of its controlled Affiliates consummates a sale to any Person who is not a controlled Affiliate of Buyer of (i) all or a material portion of the Business, whether by way of merger, consolidation or sale of assets comprising 20% or more of the value of the assets acquired on the Closing Date, or (ii) all or a majority of the combined voting power of all outstanding Equity Interests of Buyer or any successor of Buyer that holds the Business (each, an “Acceleration Event”), Buyer shall, within five (5) Business Days following such Acceleration Event, pay, by wire transfer of immediately available funds to an account designated by Seller, an aggregate amount in cash equal to the maximum Earnout Payment that could become payable for the Earnout Period in which the Acceleration Event occurred, together with, if applicable, the maximum Earnout Payment that could become payable for the 2021 Earnout Period. For the avoidance of doubt, an Acceleration Event shall not include (x) any merger, sale, consolidation, recapitalization, reorganization or similar transaction involving any direct parent company of Buyer, (y) any internal restructuring transaction involving only Buyer, its controlled Affiliates and/or any holding company, or (z) any spin- off, split-off or similar transaction involving the Business or any division or segment of Buyer or its controlled Affiliates containing the Business, so long as, in the case of clauses (x), (y) and (z), the successor or resulting parent company, as the case may be, from such merger, sale, consolidation or transaction agrees in writing to assume and be bound by the provisions of this Section 2.12 and Buyer’s obligations hereunder.

(h)Independence and Uncertainty of Earnout Payments. Seller hereby acknowledges that there is no guarantee, and substantial uncertainty exists, regarding whether any Earnout Payment will be achieved or become due and payable. Each Earnout Payment shall be a separate and independent obligation of Buyer and shall be subject to the satisfaction of the achievement of the minimum required Adjusted O&O / Midroll Gross Profit solely in respect of the applicable Earnout Period. The obligation of Buyer to make an Earnout Payment for any Earnout Period shall not obligate Buyer to make or pay any Earnout Payment for any other Earnout Period.

(i)Offset. In order to provide recourse to Buyer with respect to its rights under this Agreement, Buyer shall be entitled to offset and withhold against any Earnout Payment that is due and payable by Buyer pursuant to this Section 2.12, the amount of any Losses to which any Buyer Indemnified Party is entitled pursuant to ARTICLE VIII; provided, that all amounts validly offset pursuant to this Section 2.12(i) shall count for all purposes in determining Losses under ARTICLE VIII hereof and without limiting the generality of the foregoing shall in no event, together with all other claims for Losses, exceed the dollar thresholds and other limitations under Section 8.5.

(j)No Security. Buyer and Seller understand and agree that (i) Seller’s contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer or any of its Affiliates, (ii) Seller shall not have any rights as a securityholder of Buyer or any of its Affiliates as a result of Seller’s contingent right to receive any Earnout Payment under this Agreement, and (iii) no interest shall accrue or be payable with respect to any Earnout Payment.

(k)No Representations or Warranties. The obligations set forth in this Section 2.12 shall not be deemed a representation, warranty, or guarantee that any conditions for achieving an Earnout Payment will be met. Neither Buyer nor any of its Affiliates will owe any fiduciary duty or other express or implied duty of any kind to Seller.

(l)Adjustment to Purchase Price. Any Earnout Payment made pursuant to this Section 2.12 shall be treated by the parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(m)Exclusive Remedy. The procedures set forth in this Section 2.12 (including Section 2.11 as incorporated by reference herein) shall be the sole and exclusive method for resolving any disputes with respect to the calculation and determination of any Earnout Payment.

ARTICLE III- REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the corresponding section of the Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1Organization, Qualification, and Authority.

(a)Each Seller Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)Each Seller Entity is qualified to do business or licensed and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of the Purchased Assets or conduct of the Business requires such qualification or license, except where the failure to so qualify or to be so licensed or in good standing would not have a Material Adverse Effect.

(c)Each Seller Entity has the corporate or limited liability company power and authority to own, lease and operate the Purchased Assets and to carry on the Business as presently conducted.

3.2Corporate Authority Relative to this Agreement; No Violation.

(a)Each Seller Entity has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Seller Entity, and no other corporate or limited liability company proceedings on the part of such Seller Entity (including, for the avoidance of doubt, the vote or approval of the equity owners thereof) are necessary to authorize or execute this Agreement and each of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each Seller Entity and, assuming due execution and delivery thereof by Buyer, constitutes, and each of the other Transaction Documents to which it is a party will constitute, upon the due and valid execution and delivery thereof by Buyer and any other parties thereto, the valid and binding agreement of such Seller Entity, enforceable against it in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at Law).

(b)Neither any authorization, consent or approval of, or notice to or filing with, any Governmental Entity nor, except as required under the HSR Act, any Consent of a Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery or performance by each Seller Entity of this Agreement, or any other Transaction Document to which such Seller Entity is a party, or for the consummation thereby of the transactions contemplated hereby or thereby.

(c)The execution and delivery by each Seller Entity of this Agreement and each of the other Transaction Documents to which it is a party do not, the performance by such Seller Entity of its obligations under this Agreement and each of the other Transaction Documents to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by such Seller Entity will not (with or without notice or lapse of time, or both) (i) except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole, conflict with or violate any Law, Order or Seller Permit applicable to such Seller Entity, the Business or the Purchased Assets; (ii) except for the Consents set forth in Schedule 3.2(c) or except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole, conflict with, result in any violation or breach of or default under, require Consent or notice under, or give rise to a right of termination, cancellation or modification or acceleration of any right or obligation under any Assumed Agreement, Seller Permit or Contract to which any of the Purchased Assets is subject, or result in the creation or imposition of any Lien other than Permitted Liens upon any of the Acquired Assets; or
(iii) conflict with or result in any violation of any provision of the organizational documents of such Seller Entity.

3.3Title to Acquired Assets. Seller owns and has good, valid and transferable title to all of the Acquired Assets. Seller has a valid leasehold interest under valid and enforceable lease agreements in all Leased Assets (all of which constitute Assumed Agreements). Except as described on Schedule 3.3, all of the Purchased Assets are owned or leased by Seller free and clear of all Liens other than Permitted Liens. The Purchased Assets do not include any ownership interest in any real property.

3.4Completeness of Assets.

(a)Except for the assets used by Seller to perform the services called for under the Transition Services Agreement, the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Transaction Documents, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the assets and rights (other than employees) necessary to conduct the Business in substantially the same manner as currently conducted.

(b)The tangible assets included in the Acquired Assets, taken as a whole, are in good operating condition and repair (subject to normal wear and tear and other impairments of value which do not materially interfere with the use of such assets in the ordinary course of business).

3.5Financial Information. The Financial Information was prepared in accordance with GAAP and fairly presents in all material respects (a) the assets and liabilities of the Business as of March 31, 2020 (the “Interim Financial Information Date”) and (b) the revenues and expenses of the Business for the years ended December 31, 2018 and 2019, and the three-month period ended March 31, 2020, subject to changes resulting from normal year-end adjustments for recurring accruals, except that the Financial Information described in both clause (a) and clause (b) does not include any shared assets and liabilities, corporate overhead, intra-company agreements and operations, depreciation, amortization or stock-based compensation. As of the Interim Financial Information Date, there are no off balance sheet transactions, arrangements or obligations attributable to the Business or which relate to the Business and to which Seller or any Affiliate thereof is a party. The Financial Information was prepared from, and in accordance with, the books and records of Seller and Seller has and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the preparation of the Financial Information in accordance with GAAP. The Business has no liabilities of any kind that were not reflected or reserved against on the balance sheet as of March 31, 2020 contained in the Financial Information, other than (i) liabilities incurred in the ordinary course consistent with past practice after such date, (ii) liabilities incurred in connection with the transactions contemplated hereby and (iii) liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole.

3.6Permits. Seller is in possession of all material authorizations, licenses, permits, exceptions, consents, approvals, franchises, variances, exemptions, certificates, registrations, orders, and clearances of any Governmental Entity necessary to carry on the Business as it is now being conducted or for the ownership and use of the Purchased Assets as currently owned and used (the “Seller Permits”). Except as would not reasonably be expected to have a Material Adverse Effect, (a) all Seller Permits are valid and in full force and effect and set forth on Schedule 3.6; (b) none of the Seller Permits has been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Seller, threatened in writing (and, to Seller’s Knowledge, no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in any such withdrawal, revocation, suspension or cancellation); and (c) Seller has been and is in compliance with the terms of the Seller Permits and any conditions placed thereon.

3.7Absence of Certain Changes or Events. (a) Since the Interim Financial Information Date, (i) except as set forth on Schedule 3.7(a), the Business has been conducted, in all material respects, in the ordinary course of business and consistent with past practice, and (ii) there has not been a Material Adverse Effect or an event, occurrence or development that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Since the Interim Financial Information Date, the Seller has not taken any action that would require the consent of the Buyer pursuant to Sections 6.1(b)(iv) through 6.1(b)(xi) if taken following the execution hereof and prior to Closing.

3.8Material Contracts.

(a)Schedule 3.8(a) sets forth a list of the following Contracts to which Seller or any of its Affiliates is a party or bound as of the date hereof and that are related to the operation of the Business or the Purchased Assets (the “Material Contracts”):

(i)Contract for the employment of any officer or other member of management or employee set forth on the Agreed List of Employees;

(ii)Contract (A) generating gross revenue representing five percent (5%) or more of the aggregate gross revenue of the Business during 2019, or (B) involving aggregate payments by the Business in excess of $150,000 during 2019 (a “Material Supplier”);

(iii)Contract with (A) any top 20 publisher, creator or other customer, based on advertising revenue generated by the Business during the twelve month period ending May 31, 2020 (each, a “Material Customer”), or (B) any talent with respect to any top 20 podcast, based on revenue generated by the Business during the twelve month period ending May 31, 2020 (each, a “Material Talent”);

(iv)Partnership agreement, limited liability company agreement, joint venture agreement or similar Contract;

(v)Contract for the acquisition or disposition of any Purchased Assets or any business, business unit, product line or material amount of Equity Interests or assets, executed or consummated within three (3) years prior to the date hereof, or pursuant to which any earnout or indemnification obligations remain;

(vi)Contract that relates to (A) indebtedness owed by or to it or (B) the provision of any Lien, security, offset or other similar arrangement by or for the benefit of it or (C) capital expenditures;

(vii)Contract with a Governmental Entity;

(viii)Contract that involves any resolution or settlement within three (3) years prior to the date hereof of any actual or threatened Action;

(ix)Real Property Lease;

(x)Contract containing covenants that purport to restrict or limit Seller’s (or following the Closing, Buyer’s) freedom to compete with any Person or operate in any business line or geographic area;

(xi)Inbound License Agreements and Outbound License Agreements;
(xii)Contract containing any most favored nation provision or similar preferential pricing;

(xiii)Contract that relates to the Business or Purchased Assets and to which, following the Closing, Seller or any of its Affiliates will be a counterparty;

(xiv)Any other Contract that is material to the Purchased Assets or the operation of the Business; or

(xv)Amendment, supplement, or modification in respect of, or any commitment or agreement to enter into any of the foregoing Contracts described in (i) – (xiv) of this Section 3.8.

(b)All Contracts required to be listed in Schedule 3.8(a) and all Assumed Agreements are in full force and effect, constitute the legal, valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms. Seller has made available to the Purchaser true, correct and complete copies of all Contracts required to be listed in Schedule 3.8(a) and all Assumed Agreements (and all amendments, modifications, extensions and renewals thereof). No employee of any Seller Entity or any Affiliate thereof employed in the Business is bound by any Contract that purports to limit the ability of such Person to engage in or continue any conduct, activity, or practice relating to the Business or that precludes him or her from assigning to Seller any rights to any invention, improvement, or discovery created by such Person in the scope of employment with or service to such Seller Entity or Affiliate. None of the Seller Entities or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or fail to renew, any Material Contract or Assumed Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or Assumed Agreement or result in a termination thereof or would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. As of the date hereof, (i) no Material

Customer, Material Supplier or any Material Talent has terminated or materially reduced, or indicated that it intends to terminate or materially reduce, its relationship with the Business and (ii) there is no material dispute pending (or, to the Knowledge of Seller, threatened) under any Material Contract.

3.9Intellectual Property Rights; Websites; User Data.

(a)Schedule 3.9(a) sets forth an accurate and complete list of all registered Trademarks and applications for registration of Trademarks included in the Acquired Assets (collectively, the “Registered Trademarks”) and of all material unregistered Trademarks included in the Acquired Assets.
(b)Schedule 3.9(b) sets forth an accurate and complete list of all Internet domain names included in the Acquired Assets.

(c)Schedule 3.9(c) sets forth an accurate and complete list of all registered copyrights and all pending applications for registration of copyrights included in the Acquired Assets (collectively, the “Registered Copyrights”) and all material unregistered copyrights.

(d)Neither Seller nor any Affiliate thereof owns any right with respect to any Patent.

(e)Schedule 3.9(e) sets forth an accurate and complete list of all social media accounts held by Seller or any Affiliate thereof for use in the Business. Seller’s or its Affiliate’s use of any such account in connection with the Business as currently conducted by Seller does not violate any terms of use or other terms and conditions relating to such account.

(f)The Intellectual Property Registrations included in the Acquired Assets are subsisting and, to the Seller’s Knowledge, valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdictions. The foregoing will not be construed as any representation that any Intellectual Property Registration included in the Acquired Assets will issue on any application therefor. Neither Seller nor any Affiliate thereof has taken any action or failed to take any action that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property Registrations included in the Acquired Assets. Without limiting the generality of the foregoing, all filing, examination, issuance, and post registration fees associated with or required with respect to the Intellectual Property Registrations included in the Acquired Assets that were due prior to the Closing have been timely paid.

(g)No Intellectual Property Registration included in the Acquired Assets is involved in or, in the three (3) years prior to the date hereof, has been involved in, any opposition, cancellation or similar proceeding, and no such proceeding is threatened in writing. Except as described on Schedule 3.9(g), neither Seller nor any Affiliate thereof has (i) received notice of any lawsuit, threat or claim challenging its rights in and to any Intellectual Property included in the Acquired Assets or alleging that any Intellectual Property right included in the Acquired Assets is invalid, unenforceable or misused; or
(ii) brought or provided written notice to a third Person of its intention to bring any action for or alleged in writing any infringement or misappropriation of any Intellectual Property right included in the Acquired Assets. To the Knowledge of Seller, no Person is misappropriating, infringing, diluting or violating any Intellectual Property right included in the Acquired Assets.

(h)Seller has valid and continuing rights to use and otherwise exploit all Licensed IP as currently used or otherwise exploited by Seller or any of its Affiliates in the Business. Seller exclusively owns, free and clear of any Liens other than Permitted Liens, all right, title and interest in and to all of the Intellectual Property included in the Acquired Assets. The Intellectual Property included in the Acquired Assets, along with the Licensed IP (when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the Business except for Intellectual Property included in the Excluded Assets. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of Buyer’s right to own or use any Intellectual Property included in the Acquired Assets, except in the event a Consent listed on Schedule 3.2(c) is not obtained; or (ii) the payment of any additional consideration for Buyer’s right to own or use any Intellectual Property included in the Acquired Assets.

(i)All Intellectual Property included in the Acquired Assets has been either (i) created by current or former employees of Seller in a manner such that any contributions to the discovery, conception, development, creation, or reduction to practice of any such Intellectual Property for or on behalf of Seller or the Business are deemed to be a “work made for hire” under the United States Copyright Act of 1976 and owned solely by Seller; (ii) created by current or former contractors or consultants of Seller who have executed valid and enforceable written agreements (complete copies of which have been made available to Buyer prior to the date hereof) pursuant to which each such Person has (y) agreed to hold all Trade Secrets of Seller in confidence both during and after such Person’s engagement and (z) presently assigned all of such Person’s right, title and interest in and to such Intellectual Property to Seller or the Business in a manner such that Seller is now the owner of such Intellectual Property, free and clear of any Liens; (iii) adequately assigned to Seller pursuant to valid, written assignments under the talent contracts; or (iv) adequately assigned to Seller pursuant to that certain Asset Purchase Agreement, dated May 27, 2016, by and between Deezer SA and Scripps Media or an Intellectual Property assignment agreement entered in connection therewith.

(j)Schedule 3.9(j) sets forth a complete and accurate list of all Contracts pursuant to which Seller or any Affiliate thereof: (i) is granted any right or license under or with respect to any Licensed IP, other than Excluded Software or any non-exclusive inbound licenses of generally commercially available third-party software (including when such third-party software is provided as an online service) that do not involve, and could not reasonably be expected to involve, payment by Seller in respect of the Business in excess of $50,000 during any 12-month period (collectively, the “Inbound License Agreements”); and (ii) grants any right or license to another Person of or regarding any right relating to or under the Intellectual Property included in the Acquired Assets other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business (collectively, the “Outbound License Agreements”). To the Knowledge of Seller, no loss or termination (excluding expiration pursuant to the terms of the Inbound License Agreement) of any rights granted to Seller or any Affiliate thereof with respect to any Licensed IP is pending or threatened in writing.

(k)Except as disclosed on Schedule 3.9(j), the conduct and operation of the Business, including the development, modification, publication, transmission, licensing, provision, distribution or other exploitation of the Intellectual Property included in the Acquired Assets or, to the Knowledge of Seller, the Licensed IP, in the manner currently conducted by Seller or any Affiliate thereof, does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party or constitute unfair competition or trade practices under any Law. Neither Seller nor any Affiliate thereof has received any written notice or claim asserting that Seller or any Affiliate thereof has engaged in any such infringement, misappropriation, violation, dilution, unauthorized use or unfair competition or trade practices, except for notices under the Digital Millennium Copyright Act that are not material, and, to Seller’s Knowledge, there is no basis for any such claim.

(l)No Intellectual Property included in the Acquired Assets or, to the Knowledge of Seller, any Licensed IP is subject to any outstanding Order restricting the use thereof by Seller or any Affiliate thereof, or, with respect to Intellectual Property included in the Acquired Assets, restricting the sale, transfer, assignment or licensing thereof by Seller or any Affiliate thereof to any Person.

(m)Any Personal Information collected, stored, used, or otherwise processed by Seller or on Seller’s behalf, including via the Websites and related mobile applications distributed or published by or on behalf of Seller, in connection with the Business has been collected, stored, used, or otherwise processed in accordance, in all material respects, with (i) all applicable Privacy Laws, (ii) the terms of all of Seller’s policies and notices regarding Personal Information, and (iii) all of Seller’s contractual obligations with respect to Personal Information. Any privacy policy that applies to Seller’s collection of User Data from the Websites or any mobile application included in the Acquired Assets (each, a “Privacy Policy”) has at all times during which such User Data was collected, been posted (including by means of a link) on the Websites and/or made available in connection with such applications. Seller has implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of Seller’s privacy policies or notices have contained any material omissions or been misleading or deceptive. To Seller’s Knowledge, any third party who has provided Personal Information to Seller has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required. For purposes hereof: “Personal Information” means, in addition to any definition for any similar term provided by applicable Law (e.g., “personal data” or “personally identifiable information”), any information that identifies, could be used to identify, or is otherwise associated with an individual person, including, but not limited to, User Data; “Privacy Laws” mean any and all applicable Laws, legal requirements and self-regulatory guidelines relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information; and “User Data” may include, with respect to end users of the Websites and related mobile applications of the Business:
(x) all data related to impression and click-through activity of such end users, including user identification, (y) all data that contains or can be associated with a Personal Element, and (z) all derivatives and aggregations of (x) and (y) that contains a Personal Element, including user profiles. “Personal Element” means a natural person’s last name, telephone number, email address, mailing address, or any other information, alone or in combination, that allows the identification of a natural person.

(n)Seller and each Affiliate thereof has taken commercially reasonable steps and implemented reasonable security measures to protect the confidentiality and proprietary nature of any Trade Secrets included in the Acquired Assets and the source code of the Acquired Software. There have been no material security breaches with respect to any Trade Secrets included in the Acquired Assets. Neither Seller nor any Affiliate thereof is obligated to provide to any third party the source code for any Acquired Software. None of the source code for any Acquired Software is in escrow or under any obligation to be deposited in escrow.

(o)No resources, facilities, services or funding of any Governmental Entity or educational institution was used in the development of any Intellectual Property included in the Acquired Assets. No current or former employee, consultant or independent contractor of Seller or any Affiliate thereof who was involved in, or who contributed to, the creation or development of any Intellectual Property included in the Acquired Assets was performing services for or using the resources of any Governmental Entity or educational institution at the time of performing any services for Seller.

(p)Schedule 3.9(p)(i) sets forth a complete and accurate list of all Software owned or purported to be owned by, or exclusively licensed to, Seller or any Affiliate thereof and included in the Acquired Assets (“Acquired Software”). Schedule 3.9(p)(ii) sets forth a list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Acquired Software, together with the applicable governing license. Neither Seller nor any Affiliate thereof has incorporated any Open Source Software in, or used any Open Source Software in connection with, any Acquired Software in a manner that requires the contribution, licensing, attribution or disclosure to any third Person of any portion of the source code of any Acquired Software or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property included in the Acquired Assets. Seller is in compliance with all relevant licenses for Open Source Software used in the Acquired Software.

(q)Seller has taken commercially reasonable steps to protect the security of the Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be. Seller has implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which Seller operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and Seller has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of Seller has implemented and maintained the same. There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of Seller or collected, used or processed by or on behalf of Seller, and Seller has not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. Seller has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information. To Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(r)Seller and each Affiliate thereof owns or has a valid right to access and use pursuant to a valid, written Contract all computer systems, networks, hardware, technology, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the Business (the “IT Systems”). Seller and each Affiliate thereof has taken reasonable measures to maintain the performance and security of the IT Systems. To the Knowledge of Seller, the IT Systems have not suffered any material malfunction, failure, or security breach. Seller and its Affiliates have reasonable back-up and disaster recovery arrangements in the event of a failure of the material IT Systems.

3.10Compliance with Laws.

(a)In connection with its conduct of the Business or its ownership and use of the Purchased Assets, Seller and its Affiliates have been and are in compliance with and have not been and are not in default under or in violation of any Law applicable to Seller or the Business, except, in each case, for non-compliance, defaults or violations that would not be reasonably likely to have a Material Adverse Effect.

(b)Seller has not received from any Governmental Entity any written notice, warning letter, regulatory letter, untitled letter, or other written (or, to the Knowledge of Seller, oral) communication or correspondence to Seller or any Affiliate thereof alleging that Seller or any Affiliate thereof is or was in violation of any Law or Seller Permit in connection with its conduct of the Business or ownership and use of the Purchased Assets, or alleging that Seller or any Affiliate was or is the subject of any pending or threatened Governmental Entity investigation, proceeding, review, or inquiry in connection with its conduct of the Business or ownership or use of the Purchased Assets.

3.11Investigations; Litigation; Orders. Except as disclosed on Schedule 3.11, there are no (a) investigations or proceedings pending (or, to the Knowledge of Seller, threatened in writing) by any Governmental Entity with respect to Seller or any Affiliate thereof relating to the Business or the Purchased Assets or (b) Actions pending by or against (or, to the Knowledge of Seller, threatened by or against) Seller or any Affiliate thereof relating to the Business or the Purchased Assets and, to Seller’s Knowledge, no event has occurred that may give rise to or serve as the basis for any such Action. There are no Orders outstanding against Seller or any Affiliate thereof relating to the Business or the Purchased Assets.

3.12Leased Real Property.

(a)Leases. Seller has delivered to Buyer true and complete copies of all leases, subleases, and other agreements with respect to the Leased Real Property (including all renewals, extensions and modifications currently in effect) to which it or any of its Affiliates is a party (the “Real Property Leases”).

(b)Interests. Except as listed in Schedule 3.12(b), the Leased Real Property and all of the fixtures and improvements thereon owned by Seller or its Affiliates (collectively, the “Owned Improvements”) are in good operating condition and repair, ordinary wear and tear excepted. Seller has not received any written or, to such Seller’s Knowledge, oral notice alleging that the Leased Real Property or the Owned Improvements fail to comply with applicable zoning Laws or the building, health, fire and environmental protection codes of applicable Governmental Entities.

(c)All Leases. The Real Property Leases constitute all of the real property leases to which Seller or any of its Affiliates is lessee or sublessee, and the Leased Real Property is the only real property leased by Seller or any of its Affiliates, in each case in connection with the operation of the Business.
(d)Valid Leasehold Interest. With respect to the Real Property Leases, Seller has a valid leasehold interest in the underlying real property and the Owned Improvements, in each case, free and clear of all Liens, except for Permitted Liens. With respect to each Real Property Lease, except as otherwise disclosed in Schedule 3.12(d), (i) it is valid, binding, enforceable and in full force and effect,

(ii) all accrued and currently payable rents and other payments required thereunder to be paid by Seller have been paid, (iii) Seller entered into such lease in the ordinary course of business consistent with past practice and Seller has been in peaceable possession since the beginning of the original term of such lease, (iv) no Seller Entity is (and, to Seller’s Knowledge, no other party thereto is) in default in any material respect under, or in breach of, such lease, (v) Seller has not given nor has it received any written (or to Seller’s Knowledge, oral) notice of breach, default or termination, and, to Seller’s Knowledge, no condition exists and no event has occurred that, with the giving of notice, the lapse of time or the happening of any further event would become a breach or default of or permit early termination under any such lease, and (vi) subject to the receipt of any applicable Consent listed on Schedule 3.12(d), the validity or enforceability of any such lease will not be affected by consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(d), no Consent is required under any Real Property Lease in connection with the transactions contemplated by this Agreement.

3.13Regulatory Compliance. Neither Seller nor any of its Affiliates nor, to the Knowledge of Seller, any of their Representatives has, directly or indirectly, taken any action with respect to the Business or the Purchased Assets that violates or would cause any of them to be in violation of any anti- corruption, anti-bribery, trade or economic sanction, anti-money laundering or similar Law that is applicable to the Business or the Purchased Assets (whether by virtue of jurisdiction of organization or conduct of business). There is no Action, proceeding or investigation pending or, to the Knowledge of Seller, threatened with respect to Seller’s or any of its Affiliate’s conduct of the Business relating to any of the foregoing Laws. Seller has adopted and maintained adequate policies, procedures and controls to ensure the Business is conducted in compliance with such Laws.

3.14Taxes.

(a)Seller has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it in connection with the Business or the Purchased Assets on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects. All material Taxes or other charges levied, assessed or imposed upon or with respect to the Business or the Purchased Assets due and payable prior to the Closing Date have been duly and timely paid, other than any such Taxes as are being contested in good faith and for which adequate reserves have been provided in the Financial Information. There are no audits, examinations, investigations or other proceedings ongoing, pending or, to the Knowledge of Seller, threatened in writing in respect of Taxes or Tax assessments of Seller for the Business or the Purchased Assets, nor has Seller received any notice of deficiency from any Taxing Authority with respect to the Business or the Purchased Assets. No issues relating to Taxes, in each case with respect to the ownership, operation or management of the Business or the Purchased Assets, were raised by the relevant Taxing Authority in any completed audit or examination of Seller that remains unresolved that could reasonably be expected to have a Material Adverse Effect after the Closing Date. Seller has not waived any statute of limitations in respect of Taxes related to the Business or the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Purchased Assets. There are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens. No written claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be required to file a Tax Return in that jurisdiction in connection with the ownership, operation or management of the Business or the Purchased Assets. None of the Purchased Assets are “United States real property interests” within the meaning of Section 897 of the Code.

(b)To Seller’s Knowledge: (i) Podfront and its Subsidiaries have timely filed or caused to be timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by Podfront and such Subsidiaries on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes or other charges levied, assessed or imposed upon or with respect to Podfront or its Subsidiaries which are due and payable prior to the Closing Date have been duly and timely paid, other than any such Taxes as are being contested in good faith and for which adequate reserves have been provided in the Financial Information; (iii) Podfront and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld or deducted and paid in connection with any amounts paid by Podfront or its Subsidiaries to any employee, former employee, independent contractor, creditor, partner or other third party; (iv) Podfront has been treated as a partnership for federal, state, and local income tax purposes since its formation; and (v) Podfront’s UK Subsidiary has been treated as a corporation for federal, state, and local income tax purposes since its formation.

3.15Employment Matters.

(a)Schedule 1.1(b) sets forth a true and complete list of all employees on the Agreed List of Employees as of the date hereof, and includes each employee’s name, title, level within The E.W. Scripps Company, work location, status (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, rate of base salary or hourly wage, target annual bonus opportunity or other cash incentive opportunity, the amount of accrued but unused paid time off, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work).

(b)Schedule 3.15(b) sets forth a true and complete list of all consultants currently providing services to the Business (“Consultants”). Seller has made available to Buyer true and complete copies of each services agreement with each Consultant.

(c)With respect to current and former employees and individual independent contractors of Seller engaged in the Business (including employees on the Agreed List of Employees), Seller is and has been in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle- blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors and no current or former employee or independent contractor of Seller engaged in the Business has notified Seller of any complaint with respect to the foregoing or any other matters. Except as set forth on Schedule 3.15(c), there is, and since January 1, 2019, there has been, no unfair labor practice charge, wage and hour investigation, employment discrimination charge, or other complaint against or affecting Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against Seller.

(d)Except as set forth on Schedule 3.15(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) give rise to any payments or benefits that would be nondeductible to the Sellers under Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code, (ii) result in any payment or benefit becoming due (for severance, termination pay or otherwise) to any employees on the Agreed List of Employees or to any Consultant or satisfy any prerequisite to any payment or benefit to any such employee, (iii) increase any benefits or give rise to any liability to any such employee under any Seller Benefit Plan or otherwise, (iv) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Seller Benefit Plan or otherwise, or (v) increase the amount of compensation or benefits due to any such employee on the Agreed List of Employees or to any Consultant or his or her beneficiaries.

(e)With respect to employees on the Agreed List of Employees, Seller has withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to such employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no pending claims against Seller for workers’ compensation, or short- or long-term disability, relating to employees of Seller who are employed in the Business. To the Seller’s Knowledge, Seller has withheld all amounts required by Law to be withheld from compensation or other payments made to the Consultants.

(f)Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller relating to the Business and, to the Knowledge of Seller, no such investigation is in progress. There are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Business. There is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to any current or former employees or individual independent contractors engaged in the Business. There is no slowdown or work stoppage in effect or, to the Knowledge of Seller, threatened in writing with respect to any employees or individual independent contractors engaged in the Business. Seller is not a party to any collective bargaining agreement or any other type of collective agreement with respect to any employees engaged in the Business. To the Knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller engaged in the Business.

(g)Each individual who performs services for the Business and who is not treated by Seller as an employee under applicable Laws (including for Tax withholding purposes) is not an employee under applicable Laws (including for Tax withholding purposes) or for purposes of any Seller Benefit Plan.

3.16Employee Benefit Plans.

(a)Schedule 3.16(a) lists all Seller Benefit Plans. “Seller Benefit Plans” means all compensation and employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that provide cash-based or equity- based incentives, stock purchase, health, medical, dental, disability, accident or life insurance benefits, employee loan, or vacation, severance, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to or required to be contributed to by Seller or under which Seller or any of its Affiliates has any Liability (whether actual or contingent), and that cover employees on the Agreed List of Employees or any other employee that provides services primarily to the Business, and all employment agreements or arrangements providing compensation, vacation, severance or other benefits to any employee on the Agreed List of Employees. For the sake of clarity, consulting agreements of Seller are not deemed to be included in Seller Benefit Plans.

(b)True, correct and complete copies of the following documents, with respect to each of the Seller Benefit Plans, have been made available to Buyer: (A) any plan documents and all material amendments thereto and (B) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

(c)Each Seller Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and has received a favorable determination letter, or is entitled to rely on an opinion letter, from the Internal Revenue Service, and nothing has occurred with respect to the operation of any such plan which could result in the revocation of such favorable determination.

(d)Each Seller Benefit Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Laws.

(e)None of the Seller Benefit Plans (i) is subject to Title IV of ERISA, (ii) is a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iii) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or (iv) provides for post-termination or retiree medical or life insurance (other than as required under Section 4980B of the Code) and neither Seller nor any ERISA Affiliate has or could reasonably be expected to have Liability with respect to any such plan.

(f)No material Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened in writing, with respect to any Seller Benefit Plan, its assets, trust, sponsor, administrator or fiduciary.

(g)Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) in which employees of Seller who are employed in the Business participate is and has been operated and administered in compliance with Section 409A of the Code in all material respects.

(h)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, neither Seller nor any of its Subsidiaries has any indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

3.17Brokerage Fees. There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Seller or an Affiliate thereof, other than LionTree Advisors LLC.

3.18Conflicting Interests. Except as disclosed in Schedule 3.18 and for the Transaction Documents, no Affiliate of Seller or director, officer, equityholder, employee of any Seller Entity or Affiliate thereof has any financial interest in any asset, property, supplier, advertiser, talent or customer of the Business or in any business enterprise with which the Business engages in business or with which the Business is in competition. The ownership of less than one percent of the outstanding capital stock of a publicly held corporation shall not be deemed to be a “financial interest” for purposes of the immediately preceding sentence of this Section 3.18. Schedule 3.18 contains a true and accurate list of all Contracts between each Seller Entity, on the one hand, and any director, officer, equity holder, employee or Affiliate of such Seller Entity, on the other.

3.19Accounts Receivable. The Accounts Receivable reflected on the unaudited balance sheet dated March 31, 2020 included in the Financial Information (the “Balance Sheet”) and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (ii) constitute valid claims of the Business not subject to claims of set- off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the date of the Balance Sheet, on the accounting records of the Business, has been determined in accordance with GAAP and otherwise in a manner consistent with the methodologies used by Seller in preparing the Financial Information.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

4.1Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2Corporate Authority Relative to this Agreement; No Violation.

(a)Buyer has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement and each of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the other Transaction Documents each constitutes the valid and binding agreement of Seller, this Agreement and each of the other Transaction Documents to which Buyer is a party constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

(b)No authorization, consent or approval of, or filing with, nor any Consent from any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement, or any other Transaction Document to which Buyer is a party, by Buyer or for the consummation by Buyer of the transactions contemplated hereby or thereby, except as required under the HSR Act.

(c)None of the execution of delivery of or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party, the consummation by it of the transactions contemplated hereby or thereby or the compliance by it with any of the provisions of this Agreement or the other Transaction Documents to which it is a party will (with or without notice or lapse of time, or both) (i) violate or conflict with or result in any breach of any provision of the organizational documents of Buyer or (ii) conflict with or violate any other Contract of Buyer or any Law, Order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii), for any such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement or any of the Transaction Documents.

4.3Litigation. There is no Action pending or, to the knowledge of Buyer, threatened in writing against Buyer or any Affiliate thereof that challenges the transactions contemplated by this Agreement or any of the Transaction Documents. As of the date hereof, neither Buyer nor any of its Affiliates nor any of their respective properties is or are subject to any Order that would reasonably be expected to prevent, materially impede or delay the Buyer’s consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.4Brokerage Fees. There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof, other than Guggenheim Partners, LLC.

4.5Available Funds. Buyer has all funds necessary to fund the Purchase Price at Closing and to pay any fees and expenses payable by it in connection with the transactions contemplated by this Agreement.

4.6Inspection; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors experienced in the evaluation and purchase of businesses such as the Business as contemplated hereunder as Buyer determined to be reasonably necessary. Buyer has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received such materials relating to the Business that it requires and has been afforded the opportunity to obtain such additional information as it deemed to be necessary to evaluate the merits of the transactions contemplated hereby. Buyer acknowledges that it is entering into this Agreement and will consummate the transactions contemplated hereby without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or in any other Transaction Document. Without limiting the generality of the foregoing, Buyer acknowledges that Seller is not making representations or warranties with respect to, and Buyer has not relied upon, (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the

Business or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, in each case, except as expressly set forth in this Agreement or any other Transaction Document.

4.7Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller. Assuming (a) that the conditions to the obligation of Buyer to consummate this Agreement set forth in Section 5.1 have been satisfied or waived, (b) the accuracy of the representations and warranties of Seller set forth in ARTICLE III and (c) the performance by Seller of the covenants and agreements contained in this Agreement, Buyer will be Solvent as of immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged on such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE V CONDITIONS TO CLOSING

5.1Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a)Other than the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.7(a)(ii) and 3.17, the representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.7(a)(ii) and 3.17 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date. Buyer shall have received a certificate of the President or Chief Executive Officer of each Seller Entity as to the satisfaction of this Section 5.1(a).

(b)Seller shall have performed and complied in all material respects with all the terms, provisions and obligations of this Agreement to be complied with and performed by Seller at or before the Closing, and Buyer shall have received a certificate of an authorized officer of each Seller Entity dated the Closing Date, certifying that this condition has been satisfied.

(c)The applicable waiting period under the HSR Act (including any timing agreements, understandings or commitments entered into with or made to the FTC or the Antitrust Division of the DOJ to extend any waiting period or not close the transactions contemplated hereby) shall have expired or been terminated.

(d)No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any Action have been instituted and remain pending, by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no Order in effect preventing the consummation of the transactions contemplated hereby.

(e)All Liens pertaining to the Purchased Assets, except Permitted Liens, shall have been released of record (and Seller shall have delivered to Buyer written evidence thereof).

(f)Seller shall have delivered to Buyer duly executed counterparts of the Transaction Documents to which each Seller Entity is a party.

(g)Each Seller Entity shall have delivered to Buyer a certificate conforming to the requirements of Treasury Regulation §1.1445-2(b)(2)(iv)(B) certifying that it is not a foreign person within the meaning of Section 1445.

(h)At least eighty-five percent (85%) of the employees set forth on the Agreed List of Employees, as in effect on the date hereof, shall have accepted offers of employment with Buyer or one of its Affiliates.

(i)The parties thereto shall have executed and delivered the Triton Amendment, and the Triton Amendment shall be in full force and effect as of the Closing.

5.2Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)Other than the representations and warranties contained in Sections 4.1 and 4.2, the representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any "materiality" or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or “Material Adverse Effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer contained in Sections 4.1 and 4.2 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date. Seller shall have received a certificate of an authorized officer of Buyer as to the satisfaction of this Section 5.2(a).

(b)Buyer shall have performed and complied in all material respects with all the terms, provisions and obligations of this Agreement to be complied with and performed by Buyer at or before the Closing; and Seller shall have received a certificate of an authorized officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.

(c)The applicable waiting period under the HSR Act (including any timing agreements, understandings or commitments entered into with or made to the FTC or the Antitrust Division of the DOJ to extend any waiting period or not close the transactions contemplated hereby) shall have expired or been terminated.

(d)No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any Action have been instituted and remain pending, by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no Order in effect preventing the consummation of the transactions contemplated hereby.

(e)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts of the Transaction Documents to which Buyer is a party and such other documents and deliveries as set forth in Section 2.9.

(f)With respect to each Key Executive, Buyer shall have (i) entered into a new employment agreement with the Key Executive and delivered to Seller the Key Executive’s Release, or
(ii) paid to Seller the Key Executive’s Severance Amount.

ARTICLE VI- CERTAIN COVENANTS

6.1Conduct of Business.

(a)From and after the date hereof and until the Closing (the “Pre-Closing Period”) or the date, if any, on which this Agreement is terminated pursuant to ARTICLE IX (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as expressly permitted or otherwise required by this Agreement or the other Transaction Documents, or (iv) as set forth on Schedule 6.1(a), Seller shall (A) conduct the Business in all material respects in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact the Business’s rights and franchises, goodwill and business relationships and to retain the services of the Business’s employees, and (C) take no action that is intended to or that would reasonably be expected to materially and adversely affect or materially delay or impede the consummation of the transactions contemplated hereby and the other Transaction Documents.

(b)Without limiting Section 6.1(a), except as set forth on Schedule 6.1(b), Seller agrees with Buyer that from the date of this Agreement until the earlier of (x) the Termination Date and
(y) the Closing, except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, or (iii) as expressly permitted by this Agreement or the other Transaction Documents, Seller shall not (and shall not permit its Affiliates, including Podfront, to):

(i)except in the ordinary course of business consistent with past practice, enter into any Contract (other than a programming or talent agreement subject to Section 6.1(b)(ii)) that if entered into prior to the date hereof would be a Material Contract or Assumed Agreement, or renew, extend, amend or terminate any Assumed Agreement;

(ii)in the case of any Contract with talent or for the acquisition or distribution of programming, enter into any Contract which includes a minimum or other guarantee in an amount equal to or greater than $1,500,000 per annum (whether or not it such Contract would constitute a Material Contract), or renew, extend, amend or terminate any such Contract;

(iii)except to the extent required by Law or by any Seller Benefit Plan or Contract in existence as of the date hereof (A) grant any bonuses, severance or equity incentive award, or increase the compensation or benefits of any Person on the Agreed List of Employees or alter any such Person’s title or level, other than stay bonuses constituting Excluded Liabilities and increases in compensation or benefits (which do not exceed, in the aggregate, five percent (5%) per annum for any Person) necessary in Seller’s good faith determination to retain any Person on the Agreed List of Employees; (B) pay any pension, severance or retirement benefits to any Person on the Agreed List of Employees not required by any existing plan or agreement; (C) adopt, enter into, modify or terminate any compensation or benefit plan, program, policy, arrangement or agreement with any Person on the Agreed List of Employees; or (D) hire or promote any employee who provides services primarily to the Business, other than in the ordinary course of business with respect to no more than three (3) employees whose annual cash compensation will be less than $150,000, or terminate or demote (other than for cause) any employee on the Agreed List of Employees;

(iv)waive, release, assign, settle or compromise any claim, Action or proceeding in respect of the Business, the Assumed Liabilities or the Purchased Assets, other than in the ordinary course of business consistent with past practice and involving only the payment of money damages in an amount not to exceed $150,000, with respect to any single Action, or $250,000, in the aggregate among all such Actions;

(v)take any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in Article V not being satisfied or in materially impeding or delaying the satisfaction of any such condition;

(vi)make any acquisition (by merger, consolidation, acquisition of any Equity Interest or assets or otherwise) of any Person, business or business unit or material assets, or make any loan, advance, capital contribution to, or investment in, any Person, in each case that relates to or that following such transaction would constitute part of the Business, the Purchased Assets or Assumed Liabilities;
(vii)sell, assign, transfer, convey, deliver, license, sublicense, covenant not to assert, abandon, allow to lapse, lease or otherwise dispose of (including through any dividend or distribution), or create or permit to exist any Lien other than Permitted Liens on, any Purchased Assets, except any non-exclusive licenses of Intellectual Property included in the Purchased Assets granted in the ordinary course of business and consistent with past practice, or except with respect to useless or obsolete Intellectual Property;

(viii)make, change or rescind any election relating to Taxes; settle or compromise any claim, controversy or legal proceeding related to Taxes; except as required by applicable Law, amend, refile or otherwise revise any previously filed Tax Return; enter into or terminate any closing agreement relating to any Tax; prepare any Tax Return in a manner inconsistent with past practices (except as required by Law); incur any liability for a material amount of Taxes outside the ordinary course of business; or consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, in each case to the extent such action could reasonably be expected to have an adverse impact on the ownership, operation or management of the Business or the Purchased Assets following the Closing Date;

(ix)make any material change in any method of accounting or accounting policies or practices applicable to the Business, except as required by GAAP;

(x)adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(xi)agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Scripps Media or any other Seller Entity or Affiliate thereof authorizing or in support of, any of the actions prohibited by this Section 6.1(b).

6.2HSR Act.

(a)As promptly as practicable and advisable after the date hereof, to the extent required by applicable Laws, Seller and Buyer shall file, and shall cause their respective Affiliates to file, with the FTC and the Antitrust Division of the DOJ any notifications and other information required to be filed with such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement, and shall request early termination of the waiting period thereunder. Each of Seller and Buyer shall file, and shall cause their respective Affiliates to file, as promptly as practicable and advisable such additional information as may be reasonably requested to be filed by such commission or department. Buyer and Seller shall each bear their own costs of any filing fees payable under the HSR Act in connection with the notifications described in this Section 6.2(a).

(b)In furtherance of and without limiting the generality of the foregoing, Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts (i) to (x) obtain clearance of the transactions under the HSR Act and (y) obtain all consents under any Competition Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, (ii) to contest and seek to resolve (including by means of litigation) (x) any Actions brought, or threatened to be brought, by any Governmental Entity or any other Person seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the transactions contemplated hereby, and (y) any Order that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the transactions contemplated hereby and (iii) to take any and all actions reasonably necessary to resolve any objections any Governmental Entity may assert under any applicable Law with respect to the transactions contemplated by this Agreement. Regarding any Actions or Orders referred to in this paragraph, reasonable best efforts shall require vigorous litigation of such Actions and opposition through vigorous litigation to any such Orders. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required to agree to or make any divestitures or to otherwise sell, license or dispose of any assets, product lines or businesses, enter into any hold separate arrangements or consent decrees, terminate, assign or modify any Contracts (or portions thereof) or other business relationships, accept any restrictions on business operations or assets, or enter into any other commitments or obligations or modify or withdraw any pending matters, including pending filings under the HSR Act, or agree to the termination of any pending investigations before any Governmental Entity under any Competition Laws, and neither Seller nor any of its Affiliates shall be permitted, without Buyer’s prior written consent, to propose, agree or commit to any of the foregoing. Buyer or one of its Affiliates shall have the principal responsibility for devising and implementing the strategy for obtaining any consents or approvals required under any Competition Law, including leading all efforts to obtain clearance of the transactions under the HSR Act, or any other Competition Laws that may be required, and shall lead and direct all submissions to and meetings and communications with any Governmental Entity or other Person in connection with antitrust and competition matters, including any Actions brought, or threatened to be brought, by any Governmental Entity or any other Person seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the transactions contemplated hereby or other litigation matters with respect to any Competition Law. Buyer shall be entitled to control, with counsel of its choosing, the defense of any contest (including litigation) brought, or threatened to be brought, by any Governmental Entity or any other Person seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the transactions contemplated hereby or seeking damages or to impose any terms or conditions in connection with the transactions contemplated hereby. Seller will have the right to retain legal counsel of its own choice to represent it, at Seller’s costs and expense; and Buyer’s counsel shall reasonably cooperate with any legal counsel designated by Sellers in the defense of any such Action. Buyer shall give good faith consideration to any recommendations or requests made by Seller or Seller’s counsel with regard to such strategy or the defense of any such contest (including litigation).

(c)Without limiting any other provision of this Section 6.2, Seller and Buyer shall (i) give the other party prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other party reasonably informed as to the status of any such Action; (iii) promptly inform the other party of any communication to or from the FTC, the Antitrust Division of the DOJ, or any other Governmental Entity regarding this Agreement or the transactions contemplated hereby; and (iv) permit the other party to review in advance any proposed material communication by such party to any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d)None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of an investigation), or other inquiry regarding this Agreement or the transactions contemplated hereby unless, in the case of Seller or the Business or the Purchased Assets, Seller consults with Buyer in advance and, in the case of Buyer, Buyer consults with Seller in advance and, in either case, to the extent permitted by such Governmental Entity, gives such other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Affiliates and its and their respective Representatives to, coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing. The parties to this Agreement shall, and shall cause their respective Affiliates and Representatives to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to comply with contractual arrangements or applicable Laws, remove valuation information, or address reasonable attorney-client or other privilege or confidentiality concerns.

(e)Each party hereto agrees to refrain from entering into, and shall cause its controlled Affiliates to refrain from entering into, any transaction or any agreement to effect any transaction or take any other action that might reasonably be expected to make it materially more difficult, or to increase in any material respect the time required, to (i) avoid the entry of or the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (ii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

6.3Investigation.

(a)From the date hereof until the earlier of the Closing and the Termination Date and subject to the requirements and prohibitions of applicable Laws, upon reasonable prior notice, Seller shall (i) provide to Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of Seller or its Affiliates, and the Contracts and other documents, information and data, in each case, related to the Business or the Purchased Assets and in Seller’s or its Affiliates’ possession or control; and (ii) furnish to Buyer and its authorized Representatives such financial and operating data and other information regarding the Business or Purchased Assets as such Persons may reasonably request. Any investigation pursuant to this Section 6.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, Seller may restrict the foregoing access to the extent that (i) any applicable Law, treaty, rule or regulation of any Governmental Entity applicable to Seller or any of its Affiliates requires such party to restrict or prohibit access to any such properties or information by third parties, (ii) such access would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which Seller or any of its Affiliates is bound or affected as of the date hereof; provided that Seller shall work with the Buyer in good faith to seek to develop substitute arrangements for providing such access or information that does not result in the loss of such privilege or is not prohibited under such Law or confidentiality obligation.

(b)Buyer hereby agrees that all information provided to it or its Representatives under this Section 6.3 shall, prior to the consummation of the transactions contemplated hereby, be treated in accordance with the confidentiality obligations set forth in the NDA.

6.4Confidentiality. The parties understand and agree that information disclosed by any party to another party under this Agreement is subject to the terms and conditions of that certain Non- Disclosure Agreement entered into between Sirius XM Radio Inc. and The E.W. Scripps Company, dated April 7, 2020 (the “NDA”). Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA in respect of Trade Secrets or other information included in the Purchased Assets or relating to the Business shall terminate upon the Closing. From and after the Closing, Seller agrees to, and shall direct its Affiliates to (and shall use commercially reasonable efforts to cause its or their respective Representatives to): (i) treat and hold as confidential any and all information, whether written or oral, relating to the Purchased Assets or the Business, (ii) in the event that Seller or any Affiliate thereof is required to disclose any such information by applicable Law, provide Buyer with prompt written notice of such requirement (to the extent legally permitted) so that Buyer may seek a protective order or other remedy at Buyer’s sole cost and expense or waive compliance with this Section 6.4, and (iii) in the event that such protective order or other remedy is not obtained or sought, furnish only that portion of such information that Seller is advised by its counsel is legally required or advisable to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that Seller can show (x) is generally available to and known by the public through no breach of this Section 6.4 by Seller, any of its Affiliates or their respective Representatives; (y) is disclosed to Seller on a non-confidential basis by a third party having the legal right to disclose such information and who owes no obligation of confidence to Buyer; or (z) is independently developed by Seller or any of its Affiliates without the use of or reference to such information. If this Agreement is, for any reason, terminated prior to the Closing, the NDA shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding the foregoing or any other agreement or other provision hereof to the contrary, at no time shall any information regarding the U.S. federal Tax structure or Tax treatment of this or any related transaction be treated as confidential. The obligations in this Section 6.4 shall survive for a period of two (2) years from the Closing Date; provided, however, that such obligations shall survive in perpetuity with respect to Trade Secrets.

6.5Notification of Certain Matters. From the date hereof until the earlier of the Closing and the Termination Date, the parties hereto shall give prompt notice to each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby; (b) any Actions commenced or, to such party’s knowledge threatened against, relating to or involving such party that relates to the transactions contemplated hereby; and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, or would reasonably be expected to, cause or result in any of the conditions to the Closing set forth in Article V not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that neither the delivery of any notice pursuant to this Section 6.5 nor any investigation pursuant to Section 6.3(a) shall (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or operate as a waiver of any remedies available to the party receiving such notice.

6.6Public Announcements. Seller and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or other public statement or comment prior to such consultation, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or the rules of any national securities exchange or (ii) to the extent consistent with any press release or other public statement previously issued in accordance with this Section 6.6.

6.7Closing Conditions. Each of Buyer and Seller shall use their commercially reasonable efforts to cause all conditions to its and the other party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the other Transaction Documents to which it is a party prior to Closing, to the end that the transactions contemplated herein shall be effected substantially in accordance with its terms as soon as reasonably practicable; provided that the foregoing shall not apply with respect to the matters contemplated by Section 6.2 which shall be governed exclusively by such provision.

6.8Consents. Each of the parties hereto shall, and shall cause its controlled Affiliates to, use reasonable best efforts (subject to Section 6.2) to (a) obtain all Consents required to be obtained by it in connection with the transactions contemplated by this Agreement (which for purposes of Seller shall include those Contracts listed in Schedule 3.2(c) that are specifically identified as Contracts that may require Seller to obtain consent of the applicable counterparty in connection with the consummation of the transactions contemplated by this Agreement) and (b) provide, in accordance with the applicable terms, all notices required under the Assumed Agreements. Each of the parties hereto shall, and shall cause its Affiliates to, provide reasonable assistance to the other party in obtaining such Consents, including the opportunity to review and comment thereon and (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties. The parties hereto acknowledge and agree that neither party shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining such Consents.

6.9Non-Competition; Non-Solicitation.
(a)From the Closing Date until the third (3rd) anniversary of the Closing Date, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (i) engage or otherwise participate in the business of developing, managing, owning, operating or marketing any podcast network, podcast advertising sales network, podcast platform (whether on a subscription basis or otherwise), or podcast software or cloud-based application that is otherwise similar to or that competes with the Business as conducted as of the Closing Date (the “Restricted Business”), or (ii) own, acquire, organize or maintain any interest in (proprietary, financial or otherwise), manage, operate or otherwise participate in any Person or business that is engaged or that participates in a Restricted Business; provided, however, that the restrictions contained in this Section 6.9(a) shall not prohibit or restrict (x) Seller or any of its controlled Affiliates from producing or distributing podcasts based on original content owned or developed by Seller or such controlled Affiliate for their other media properties, (y) the acquisition by Seller or any of its controlled Affiliates of any Person or business (or an interest in any Person or business) that engages in a Restricted Business if less than ten percent (10%) of the total consolidated revenues of such Person or business during the twelve (12) months prior to the consummation of such acquisition were attributable to or derived from a Restricted Business, provided that neither Seller nor any of its controlled Affiliates shall take or permit to be taken any affirmative action that seeks to or results in any increase in the revenues generated by or attributable to the Restricted Business of more than five (5%) in any fiscal year over the immediately preceding fiscal year or (z) the acquisition of Seller or any of its controlled Affiliates by any Person that engages in a Restricted Business.
(b)From the Closing Date until the third (3rd) anniversary of the Closing Date, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, on behalf of Seller, its controlled Affiliates or any other Person: (i) cause, solicit, induce or encourage (or attempt to cause, solicit, induce or encourage) any Transferred Employees or other employees of the Business (each, a “Restricted Person”) to leave their employment with the Buyer or any of its controlled Affiliates, or hire, offer to hire, employ or otherwise engage any such individual; or (ii) cause, solicit, induce or encourage (or attempt to cause, solicit, induce or encourage) any current or prospective client, customer, supplier, vendor, distributor, podcast host or talent, advertiser or licensor of, or any other Person who has a business relationship with, the Business to terminate or modify such relationship or prospective relationship with, or otherwise interfere in any way with such relationship; provided that clause (i) shall not prohibit or restrict (x) the solicitation or hiring of any Restricted Person whose employment with Buyer or its controlled Affiliate was terminated at least six (6) months prior to such solicitation or hiring without any prior solicitation in violation of clause (i) or (y) any general solicitation for employment through advertisements in newspapers or other media of general circulation, to the extent that such advertisements are not specifically targeted at any Restricted Person, or hiring any Restricted Person who responds thereto without any other solicitation in violation of clause (i).

(c)The parties acknowledge and agree that the restrictions, covenants and undertakings contained in this Section 6.9 are reasonable and necessary to protect the legitimate interest of Buyer in the Business and the Purchased Assets being acquired hereunder and constitute a material inducement and condition precedent to Buyer’s willingness to consummate the Closing. Seller acknowledges and agrees (for itself and its Affiliates) that any violation (or threatened violation) of any of the terms of this Section 6.9 will cause irreparable damage to Buyer and the goodwill of the Business, the amount of which will be difficult or impossible to estimate or determine, and for which money damages would not be a sufficient remedy and for which any remedy available at Law would be inadequate. Accordingly, Seller agrees that, in addition to any other remedy available at Law or in equity, Buyer will be entitled to specific performance in the event of any breach (or threatened breach) of this Section 6.9, including a temporary and permanent injunction, restraining order or other equitable relief, without the necessity of proving actual damage or the posting of any bond or other security.

(d)If any of the restrictions or covenants contained in this Section 6.9 are found to be too broad or otherwise unreasonable or invalid in any way or against public policy, the parties agree, and it is the parties’ intention, that, such restrictions or covenants shall not be construed to be null, void or of no effect, and shall instead be modified to the extent any court of competent jurisdiction shall deem necessary in order to cause such restrictions or covenants (as modified) to be valid and enforceable under such applicable Law and not against public policy.

ARTICLE VII ADDITIONAL COVENANTS

7.1Employees; Employee Benefit Plans.

(a)Employment. At least one (1) week prior to the Closing Date, Seller will deliver to Buyer an updated Schedule 1.1(b) that contains, as of such date, the information required to be provided in accordance with Section 3.15(a). As of or before the Closing, Buyer shall offer employment to each employee on the Agreed List of Employees, subject to such employee remaining employed with Seller or its Affiliates as of immediately prior to the Closing, who (i) is not then on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is then on authorized leave of absence, sick leave, or short term disability leave, military leave or layoff with recall rights, subject to such employee returning to active employment within six (6) months following the Closing Date (“Inactive Employees”). For the purposes hereof, all Active Employees and Inactive Employees who accept an offer of employment from Buyer and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (x) as to those Transferred Employees who are Active Employees, the Closing Date, and (y) as to those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with Buyer or any of its Affiliates.

(b)Buyer shall provide each Transferred Employee initially and for at least one (1) year after the Closing Date (i) the base salary or hourly wage rate that was provided to such Transferred Employee immediately prior to the Closing, (ii) the annual target cash bonus opportunity (as a percentage of base salary) that was provided to such Transferred Employee immediately prior to the Closing, (iii) health, welfare and defined contribution retirement benefits (excluding, for the avoidance of doubt, deferred compensation, equity or equity-based compensation) that are either, at the election of Buyer (in its sole discretion), (A) substantially comparable in the aggregate to those provided to similarly situated employees of Buyer or (B) substantially comparable in the aggregate to those provided to such Transferred Employee immediately prior to the Closing, and (iv) in the event a Transferred Employee’s employment is terminated by Buyer other than for cause (as determined by Buyer, in its sole discretion) and subject to such Transferred Employee’s execution of a release of claims in a form acceptable to Buyer, severance pay equal to one (1) week of base pay per every six (6) completed months of full-time service, including full-time service with Seller, payable as salary continuation, and subsidized COBRA coverage for a period of time equivalent to the number of weeks of severance, with the Transferred Employee responsible for the portion of the COBRA premium equal to the active employee rate and Buyer only responsible for the employer share of the COBRA premium.

(c)Service Credit. For purposes of determining eligibility to participate, level of benefits, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan, deferred compensation plan, equity or equity-based incentive plan, or any other plan under which such crediting would be prohibited) under any plan maintained by Buyer or any of its Affiliates in which Transferred Employees are eligible to participate, Buyer shall recognize or cause to be recognized each Transferred Employee’s full-time service with Seller, and with any predecessor employer, to the same extent recognized by Seller, as service with Buyer to the same extent such service was recognized immediately prior to the Closing, except that such service need not be recognized to the extent such recognition would result in the duplication of benefits for the same period of service.

(d)401(k) Plan. Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer or any of its Affiliates (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the existing tax-qualified defined contribution plan established or designated by Seller or any of its Affiliates (“Seller’s 401(k) Plan”). Buyer shall, and shall cause its Affiliates, as applicable, to use commercially reasonable efforts to allow any such Transferred Employees’ outstanding plan loans under Seller’s 401(k) Plan to be rolled into Buyer’s 401(k) Plan; provided, that it shall not be a breach of this Section 7.1(d) if Buyer’s 401(k) Plan does not allow such loan balances to be rolled into Buyer’s 401(k) Plan. The distribution and rollover described herein shall comply with applicable Laws, and Buyer and Seller shall, and shall cause their respective Affiliates to, make all filings and take any actions required of each such Person by applicable Laws in connection therewith.

(e)Welfare Plans. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred (whether or not reported or paid) under the terms of the employee plans by such Transferred Employees and their covered dependents prior to the Employment Commencement Date. Expenses and benefits with respect to claims incurred by Transferred Employees and their covered dependents on or after the Employment Commencement Date, to the extent such Transferred Employee participated in Seller’s employee benefit plans prior to the Employment Commencement Date (or became a participant in a Seller employee benefit plan as a result of a “life event” at a time when Seller is providing for continued participation by Transferred Employees in such benefit plan pursuant to the Transition Services Agreement), shall be the responsibility of Buyer and Sirius XM Radio Inc.

(f)Time Off. Except as otherwise provided in the Transition Services Agreement, Buyer shall permit Transferred Employees to participate in the vacation, sick, and paid time off plans of Buyer under the same terms and conditions applicable to similarly situated employees of Buyer while recognizing each Transferred Employee’s full-time service with Seller as required in Section 7.1(c). Any remaining balance of accrued, unused time off under a Seller plan for any Transferred Employee for the period prior to the Employment Commencement Date will be paid out on the final pay with Seller.

(g)Payroll Matters.

(i)Except as otherwise provided in the Transition Services Agreement, Seller and Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (A) Seller shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by Seller prior to the Employment Commencement Date, and (y) all other employees and former employees of Seller who are not Transferred Employees reflecting all wages paid and taxes withheld by Seller and (B) Buyer (or one of its Affiliates, as applicable,) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.
(ii)From and after the date the Transferred Employees are paid through the payroll system of Buyer or one of its Affiliates, with respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller for Transferred Employees on the Employment Commencement Date (or the date the Transferred Employees are moved onto the payroll system of Buyer or one of its Affiliates, if later) and with respect to which Seller has notified Buyer in writing, Buyer shall, and shall cause its Affiliates to, honor such payroll deduction authorizations with respect to Transferred Employees and shall, or shall cause its Affiliates to, continue to make payroll deductions and payments to the authorized payee, as specified by a court order which was filed with Seller on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Laws, and Seller will continue to make such payroll deductions and payments to authorized payees as required by Laws with respect to all other employees of the Business who are not Transferred Employees. Seller shall, no later than one (1) week prior to the Employment Commencement Date and at any time thereafter upon reasonable request by Buyer, provide Buyer with such information in the possession of Seller as may be reasonably requested by Buyer and necessary for Buyer or its Affiliates to make the payroll deductions and payments to the authorized payee as required by this Section 7.1(g)(ii).

(h)WARN Act. Buyer shall not, and shall cause its controlled Affiliates not to, take any action on or after the Closing that would cause any termination of employment of any employees by Seller that, to the knowledge of Buyer, occurred before the Closing to constitute a “plant closing” or “mass layoff” under the WARN Act or any similar state or local Laws, or to knowingly create any liability to Seller or any of its Affiliates for any employment terminations under applicable Laws. Buyer shall be responsible for all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Laws solely with respect to any Transferred Employees whose employment terminates after the Closing Date.

(i)Without limiting the generality of Section 10.7, nothing in this Section 7.1, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former employees of Seller, other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities (including any third-party beneficiary rights) under or by reason of this Section 7.1. Accordingly, notwithstanding anything to the contrary in this Section 7.1, the parties expressly acknowledge and agree that this Agreement is not intended to create a Contract between Buyer, Seller or any of their respective Affiliates, on the one hand, and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of Contract claim against Buyer, Seller or any of their respective Affiliates. Nothing in this Section 7.1 shall constitute an amendment to or modification of any Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement.

7.2Books and Records; Access. Seller agrees to deliver, or cause to be delivered, to Buyer as soon as reasonably practicable from time to time after the Closing, copies of all books, records and other documents and information of Seller or any of its Affiliates to the extent related to the Business or the Purchased Assets as Buyer may reasonably request; provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies delivered to Buyer. After the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and other data pertain, Seller will (and will cause its Affiliates to) permit Buyer and its duly authorized Representatives access, during normal business hours and upon reasonable notice, to, all Contracts, books, records and other information of Seller or its Affiliates to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities (to the extent that such Contracts, books, records, and information were not previously delivered to Buyer); provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies to which such access is permitted. In addition, Seller agrees that, after the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books and records pertain, Buyer or its authorized Representatives may, at Buyer’s cost and expense, make copies of Seller’s or its Affiliates’ books and records (excluding redacted portions thereof) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities and to the extent that such books and records were not delivered to Buyer.

7.3Payments and Communications from Third Parties. In the event that, on or after the Closing Date, either party shall receive any payments or other funds or any correspondence, due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds or correspondence shall promptly forward such funds or other items to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other matter under this Agreement.

7.4Further Assurances. Following Closing, each of Buyer and Seller shall, and shall cause their respective controlled Affiliates to, execute and deliver such further certificates, agreements, instruments and other documents and take such other actions as the other party may reasonably request to consummate, implement or give effect to the transactions contemplated hereby or under the other

Transaction Documents or to evidence such events or matters, including (i) transferring to Buyer any Purchased Asset that was not transferred to Buyer on the Closing Date and any asset, right, benefit or other property that is not a Purchased Asset but that the parties mutually agree to transfer to Buyer and (ii) transferring back to Seller any asset, right, benefit or other property which is not a Purchased Asset but was transferred to Buyer at Closing.

7.5Tax Matters.

(a)Seller shall timely file, or cause to be timely filed, all Tax Returns in a manner consistent with past practice (except as required by applicable Law) related to the Business or the Purchased Assets required to be filed by Seller with respect to all Pre-Closing Tax Periods (other than any Tax Return for a Straddle Period) and shall, subject to Section 2.6, pay all Taxes shown as due on such Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for any Straddle Period related to the Business or the Purchased Assets in a manner consistent with past practice of Seller (except as required by applicable Law).

(b)Seller shall not have the right to file any amended Tax Return or make any Tax election with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period if such amendment or election would result in increased Taxes to Buyer, unless Buyer consents in advance in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall not have the right to file any amended Tax Return or make any Tax election or voluntary disclosure to any Taxing Authority with regard to the Business or the Purchased Assets if such amendment, election or voluntary disclosure could result in increased Taxes to Seller, unless Seller consents in advance in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)With respect to Tax refunds:

(i)Seller shall be entitled to any Tax refund or credit in lieu thereof (including interest paid therewith) received by Buyer (or any Affiliate of Buyer), net of any reasonable out-of-pocket costs and expenses of Buyer (or any Affiliate of Buyer, as applicable), in respect of any Tax liability with regard to the Business or the Purchased Assets, in each case (A) in respect of any Pre- Closing Tax Period (provided that Seller shall not be entitled to any such Tax refund or credit (including interest paid therewith) to the extent Buyer pays the Tax for which such Tax refund or credit in lieu thereof is owed and is not either (i) indemnified by Seller for such Tax or (ii) otherwise compensated for the payment of such Tax through a reduction in calculating the Purchase Price) or (B) to the extent Seller pays the Tax for which such refund or credit is owed.

(ii)Except as provided in Section 7.5(c)(i), Buyer shall be entitled to any Tax refund or credit in lieu thereof (including interest paid therewith) in respect of any Tax liability with regard to the Business or the Purchased Assets.

(iii)Notwithstanding anything to the contrary herein, if a Taxing Authority subsequently disallows any item or refund with respect to which a party has received payment from the other party pursuant to this Section 7.5(c), such recipient party shall promptly pay (or cause to be paid) to the other party the full amount of such item or refund (including any interest paid therewith).

(d)In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a Straddle

Period, any such Taxes shall be prorated between Buyer and Seller on a per diem basis; provided that, for the avoidance of doubt, any such Taxes attributable to the Closing Date shall be the responsibility of the Buyer. The party required by Law to pay any such Tax shall file the Tax Return related to such Tax within the time period prescribed by Law and shall timely pay such Tax. To the extent any such payment exceeds the obligation of the paying party hereunder, the paying party shall provide the non- paying party with notice of payment, and within 10 days of receipt of such notice of payment, the non- paying party shall reimburse the paying party for the non-paying party’s share of such Taxes.

(e)Notwithstanding anything in this Agreement to the contrary, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold therefrom under the Code or any provision of state, local, or foreign Tax Law; provided, however, that (i) Buyer shall use reasonable efforts to give Seller a written notice specifying the reason for such deduction or withholding before such deduction or withholding is required to allow Seller to obtain reduction of or relief from such deduction or withholding, and (ii) Buyer shall cooperate with Seller to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are deducted or withheld in accordance with this Section 7.5(e) and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f)The parties shall cooperate with each other (including making available to the other party or parties as reasonably requested, all information in its possession related to the Business and the Purchased Assets, as applicable that may be relevant to any Tax Return, audit, or other proceeding related to Taxes) in the preparation of Tax Returns and the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets or the Allocation.

ARTICLE VIII - INDEMNIFICATION

8.1Survival of Representations and Warranties. All representations and warranties made by any party to this Agreement pursuant hereto shall survive the Closing for a period of twelve (12) months from the Closing Date; provided, however, (a) the representations and warranties of Seller made in Sections 3.1, 3.2, 3.3, 3.14 and 3.17 and of Buyer made in Sections 4.1 and 4.2 shall survive until sixty
(lx)days after the expiration of the applicable statute of limitations and (b) the applicable survival period will be extended indefinitely in any case of fraud. The expiration of any representation, warranty or covenant shall not affect any claim made in good faith in writing prior to the date of such expiration, and absent fraud, neither Seller nor Buyer shall have any liability with respect to any representation, warranty or covenant after it shall have expired as to which no claim was made in writing prior to such expiration. Each covenant and other agreement shall survive the Closing for the period expressly contemplated by its terms.

8.2Indemnification by Seller. Subject to the limitations and other terms set forth in this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and its and their respective directors, officers, employees, agents, and other Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all actual losses, Taxes, liabilities, penalties, fines, sums required to be repaid, claims, damages, settlement payments, Liens, interest, costs and expenses (including reasonable and documented attorneys’ fees and expenses) but excluding any consequential, incidental, indirect, special or punitive damages (other than in the case where such Losses are actually recovered as a result of a third party claim) (collectively “Losses”), whether or not involving a third- party claim, arising out of or resulting from:

(a)any inaccuracy in or breach of any representation or warranty of Seller contained in Article III of this Agreement;

(b)any breach of any covenant of Seller contained in this Agreement; or

(c)any Excluded Liabilities or Excluded Assets.

8.3Indemnification by Buyer. Subject to the limitations and other terms set forth in this Article VIII, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective directors, officers, employees, agents, and other Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, arising out of or resulting from:

(a)any inaccuracy in or breach of any representation or warranty of Buyer contained in Article IV of this Agreement;

(b)any breach of any covenant of Buyer contained in this Agreement; or

(c)any Assumed Liabilities.

8.4Procedures for Indemnification.

(a)Promptly after receipt by a Buyer Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), of written notice of the assertion or the commencement of any claim or other Action by a third party with respect to any matter referred to in Sections 8.2(a), 8.2(b), or 8.2(c), or 8.3(a), 8.3(b) or 8.3(c), the Indemnified Party shall give written notice thereof to Seller or Buyer, as applicable (the “Indemnifying Party”), which notice shall include a reasonably detailed description of the claim or Action and the estimated amount of Losses asserted in connection therewith (to the extent known and quantifiable) and the basis for the claim or Action, and thereafter prior to such time that the Indemnifying Party assumes the defense thereof shall keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that failure of the Indemnified Party to give such notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)The Indemnifying Party shall be entitled to participate in the defense of such claim or Action giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below), to be exercised by giving written notice to the Indemnified Party, shall be entitled to assume the defense thereof at the Indemnifying Party’s expense by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, however, that:

(i)the Indemnified Party shall be entitled to participate in the defense of such claim or Action and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable documented and out-of-pocket fees and expenses of counsel to the Indemnified Party;

(ii)the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable and documented out-of-pocket fees and expenses of counsel retained by the Indemnified Parties if
(A) the claim for indemnification relates to or arises in connection with any criminal proceeding, Action or indictment; (B) the claim seeks an injunction or equitable relief against an Indemnified Party; or (C) the claim is reasonably expected to affect a Tax Return to be filed by the Indemnified Party;

(iii)at any time during the pendency of such claim or any litigation or other Action relating thereto, the Indemnified Party may assume control of the defense and settlement of such claim upon prior written notice to the Indemnifying Party if the Indemnifying Party fails to diligently defend such claim as reasonably determined in good faith by the Indemnified Party; and

(iv)if the Indemnifying Party assumes control of the defense of any such claim or Action, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim or litigation that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim or litigation and does not impose any financial or other obligations or restrictions on the Indemnified Party in any manner; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or Action or ceasing to defend such claim or Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief may be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from any and all liabilities with respect to such claim or Action.

(c)Notwithstanding, Sections 8.4(a) and 8.4(b), if the Buyer or Seller (or any of their respective Affiliates) receives notice of a pending or threatened action, claim, audit, examination, investigation, contest, administrative proceeding or court proceeding relating to Taxes that could give rise to a claim for indemnification under this Article VIII (each, a “Tax Dispute”), then the party first receiving notice of such Tax Dispute shall provide prompt written notice thereof to the other party; provided, however, that the failure of such party to give such prompt written notice shall not relieve the other party of any of its obligations under this Agreement, except to the extent such delay actually prejudices the other party. Buyer, at its own cost, shall control the defense of any Tax Dispute; provided, that: (i) Buyer shall keep Seller reasonably informed and consult with Seller with respect to any issue relating to such Tax Dispute; (ii) Seller shall have the right to fully participate in any such Tax Dispute at its own cost, and (iii) Buyer shall not agree to settle or compromise any such Tax Dispute without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any inconsistency between the provisions of this Section 8.4(c), on the one hand, and the provisions of Sections 8.4(a) and 8.4(b), on the other hand, the provisions of this Section 8.4(c) shall control as it relates to Tax matters.

(d)In order for any Indemnified Party to be entitled to any indemnification pursuant to this Article VIII for a Loss that does not result from any claim or other Action by a third party, the Indemnified Party shall notify the Indemnifying Party in writing within fifteen (15) Business Days of such Indemnifying Party becoming aware of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the

Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim, during which thirty (30) day period the Indemnified Party shall give the Indemnifying Party reasonable access to the books and records of the Indemnified Party that evidence or support such claim or the act, omission or occurrence giving rise to such claim, upon reasonable advance notice and during normal business hours. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to seek in good faith to negotiate a resolution of such dispute for a period of thirty (30) days. If after the conclusion of such thirty (30) day period the dispute has not been resolved, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.5Limitations on Indemnification.

(a)Except with respect to Losses arising out of or relating to breaches of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.14, 3.17, 4.1, 4.2, and 4.4 or claims pursuant to Sections 8.2(b) or 8.2(c), or 8.3(b) or 8.3(c), Seller shall have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to Section 8.2, and Buyer shall have no obligation to indemnify the Seller Indemnified Parties against Losses pursuant to Section 8.3, unless and until the aggregate amount of all such Losses suffered or incurred by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for which indemnification is sought exceeds One Million Dollars ($1,000,000) (the “Basket Amount”) (in which event the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for the full amount in excess of the Basket Amount, subject to the other limitations set forth in this Article VIII).

(b)Notwithstanding anything to the contrary herein, Seller’s obligation to indemnify the Buyer Indemnified Parties against Losses under Section 8.2(a) and Buyer’s obligation to indemnify the Seller Indemnified Parties against Losses under Section 8.3(a) shall be capped at Twenty Million Dollars ($20,000,000); provided that (i) the foregoing cap shall not apply with respect to Losses arising out of or relating to breaches of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.14, 3.17, 4.1, 4.2, and 4.4 and (ii) other than in the event of fraud, neither Seller nor Buyer shall be required to indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, under this Article VIII against Losses in an aggregate amount in excess of the Purchase Price.

(c)Each of Seller and Buyer acknowledges, on behalf of itself and on behalf of the other Seller or Buyer Indemnified Parties, that, from and after the Closing, the sole and exclusive remedy thereof with respect to all claims for breach of this Agreement, other than claims for fraud or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII and the offset provision set forth in Section 2.12(i) of this Agreement. In furtherance of the foregoing, each of Seller and Buyer hereby waives, on behalf of itself and each of the other Seller or Buyer Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action each may have against the other party for any breach of this Agreement (except pursuant to the indemnification provisions set forth in this Article VIII), other than with respect to claims for fraud or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement.

(d)Upon payment in full of any claim, settlement, judgment or other amount pursuant to Section 8.4, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim or judgment. The Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

8.6Calculation of Damages. Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any Loss that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less the amount of any costs and expenses incurred in connection therewith and any applicable deductibles or premium increases, and the Indemnified Party shall use commercially reasonable efforts to realize such proceeds.
8.7Tax Treatment of Indemnification Payments. Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

8.8Materiality Scrape. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty and the amount of any Losses in connection therewith shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

ARTICLE IX - TERMINATION

9.1Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)by either Seller or Buyer, upon written notice given to the other party specifying the provision hereof pursuant to which such termination is made, if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (1) in the case of a breach or failure to perform by Seller, would give rise to the failure of a condition set forth in Section 5.1, and (2) in the case of a breach or failure to perform by Buyer, would give rise to the failure of a condition set forth in Section 5.2 (and in each case such breach or failure to perform is not capable of being cured or has not been cured by the defaulting party within fifteen (15) Business Days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(a) because of any such breach or failure to perform either during such period of fifteen (15) Business Days, or following such period of fifteen (15) Business Days if such breach or failure to perform is cured prior to the end of such period); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a) is only available to a party that is not in material breach of this Agreement at such time;

(b)by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling permanently restraining, or enjoining or otherwise prohibiting the transactions contemplated hereby;

(c)by mutual written consent of Buyer and Seller; or

(d)by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2020 (the “Outside Date”); provided that in the event that the Closing has not occurred prior to such date due to the failure of the conditions set forth in Section 5.1(c) or Section 5.2(c) or, to the extent related to any Action or Order arising under or related to the HSR Act, Sections 5.1(d) or 5.2(d), to be satisfied or waived, and prior to such date either Buyer (or its Affiliates) or Seller (or its Affiliates) has received a request for additional information and documentary materials (a “second request”) from the FTC or the Antitrust Division of the DOJ in connection with the transaction, the Outside Date shall automatically, without any action by any of the parties, be extended to March 31, 2021; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party that has failed to perform or comply with any covenant, agreement or condition hereof to be performed or complied with by it prior to the Closing if the Closing shall not have occurred on or before such date due to such failure.

9.2Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, except that the confidentiality obligations shall survive in accordance with the terms of the NDA and this Section 9.2 and Article X shall also survive such termination, provided, however, that nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to the date of such termination.

ARTICLE X - MISCELLANEOUS

10.1Amendments; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Buyer or Seller in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

10.2Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that Buyer may assign, in its sole discretion, in whole or in part, its rights and interest in and delegate its duties and obligations under this Agreement to an Affiliate without the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations hereunder to the extent any such Affiliate does not satisfy such obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3Severability. Any term or provision of this Agreement that is finally determined by a Governmental Entity of competent jurisdiction to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to seek to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby may be fulfilled to the fullest extent possible on the terms originally contemplated.

10.4Notices. Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and shall be deemed to have been delivered (a) when delivered personally by hand, (b) when received by the addressee if sent by nationally recognized overnight courier service, (c) on the fifth day after the date sent by postpaid registered or certified mail, at the following addresses or (d) upon transmission if sent by e-mail (assuming no “bounceback” or other notice of non-delivery is received):

if to Seller, to:    c/o Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, OH 45202
Attention: Robert Kalutkiewicz, VP, Strategy, New Business and Corporate Development
E-mail: robert.kalutkiewicz@scripps.com

With a copy (which shall not constitute notice) to:

c/o Scripps Media, Inc.
312 Walnut Street, 28th Floor Cincinnati, OH 45202
Attention: William Appleton, Executive Vice President and
General Counsel
E-mail: appleton@scripps.com
and

BakerHostetler
45 Rockefeller Plaza
New York, NY 10111
Attention: Steven Goldberg, Esq.
E-mail: sgoldberg@bakerlaw.com

And if to Buyer, to: Sirius XM Radio Inc.
1221 Avenue of the Americas, 35th Floor
New York, NY 10020
Attention: Patrick L. Donnelly
E-mail: patrick.donnelly@siriusxm.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello, Esq.
E-mail: michael.aiello@weil.com

or to such other address for either party as such party shall hereafter designate by like notice.

10.5Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

10.6Counterparts; Effectiveness. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or PDF copies thereof), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax or otherwise) to the other parties.

10.7Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents together constitute the entire agreement and supersede all other prior agreements (other than the NDA), arrangements or understandings between the parties with respect to the subject matter hereof and thereof and are not intended to and shall not confer upon any Person other than the parties hereto or thereto and their respective successors and permitted assigns any rights or remedies hereunder or thereunder, other than as expressly set forth in Article VIII.

10.8Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement or any Transaction Document is not performed in accordance with its terms and that money damages would not be a sufficient remedy. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement or any Transaction Document, without the posting of any bond or other security, in addition to any other remedy available at Law or in equity.

10.9Costs and Expenses. All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses, except as otherwise expressly provided in this Agreement.

10.10Governing Law. This Agreement, and all claims or causes of action (whether at Law or in equity, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflict of laws principles that would result in the application of the law of any other state.

10.11Jurisdiction; Waiver of Jury Trial.

(a)Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, of any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, related to or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.4 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or any claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or plead or bring any claim or proceeding in any other court.

(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12No Party Deemed Drafter. The parties acknowledge that they have been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

THE E.W. SCRIPPS COMPANY
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

SCRIPPS MEDIA, INC.
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

90028 MEDIA, LLC
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

THE MIDROLL LLC
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

SUBSCRIPTION ON DEMAND AUDIO, LLC
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

EARWOLF MEDIA LLC
By: /s/ William Appleton
Name:	William Appleton
Title:	Executive Vice President and General Counsel

BUYER:

10 SALEM MEDIA LLC
By: /s/ Patrick L. Donnelly
Name:	Patrick L. Donnelly
Title:	Authorized Officer

[Signature Page to Asset Purchase Agreement]

GUARANTEE OF SIRIUS XM RADIO, INC.

Sirius XM Radio, Inc., which is the parent of Buyer, hereby guarantees the obligations of Buyer under Section 2.4, Section 2.1 l(d), Section 2.12 and ARTICLE VIII of this Agreement.

SIRIUS XM RADIO INC.
By: /s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]